Exhibit 10.40

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

SUPPLY AND DISTRIBUTION AGREEMENT

among

GLAXO GROUP LIMITED,

GLAXO WELLCOME MANUFACTURING PTE LIMITED

and

PAR PHARMACEUTICAL, INC.

November 10, 2006

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

SUPPLY AND DISTRIBUTION AGREEMENT

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

SUPPLY AND DISTRIBUTION AGREEMENT

Table of Exhibits, Schedules and Appendices

Schedule 3.4(a)	GSK Supplied Product Supply Price

Schedule 3.4(c)	Form of Trading Services Agreement

Schedule 4.2(b)	Form of Quality Agreement

Schedule 4.2(b)(iii)	GSK Supplied Product and its Specifications

Schedule 4.2(c)	GSK Supplied Product and Initial PAR Estimate

Schedule 4.2(d)	Initial Quantity

Schedule 4.4	Form of Pharmacovigilance Agreement

Schedule 6.3	Press Release

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

SUPPLY AND DISTRIBUTION AGREEMENT

PREAMBLE

This SUPPLY AND DISTRIBUTION AGREEMENT dated as of the 10th day of November, 2006 (the “Execution Date”) by and among Glaxo Group Limited, a company incorporated in England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, England UB6 0NN, and Glaxo Wellcome Manufacturing PTE Limited, having its registered office at 1 Pioneer Sector 1, Jurong, Singapore 628413 (collectively, “GSK”), and PAR Pharmaceutical Companies, Inc., a Delaware corporation having its office at 300 Tice Boulevard, 3rd Floor, Woodcliff Lake, NJ 07677 (“PAR”). PAR and GSK are sometimes collectively referred to herein as the “Parties” and separately as a “Party.”

WHEREAS, GSK and Spectrum Pharmaceuticals, Inc. (“Spectrum”) entered into that certain Settlement Agreement (as that term is hereinafter defined) on November 10, 2006;

WHEREAS, pursuant to such Settlement Agreement, GSK and Spectrum have agreed to enter into this Agreement under which GSK (or its Affiliate) has agreed to supply GSK Supplied Products (as that term is hereinafter defined) to Spectrum for distribution in the Territory (as that term is hereinafter defined) upon the terms and conditions set forth herein;

WHEREAS, pursuant to a certain Development and Marketing Agreement dated February 22, 2006 (as amended), by and between Spectrum and PAR (the “Marketing Agreement”), Spectrum has granted PAR a license to market, promote, distribute and sell certain pharmaceutical products on behalf of Spectrum in the United States, its territories, possessions, protectorates and the Commonwealth of Puerto Rico, and under such Marketing Agreement, PAR is responsible for entering into any commercial supply agreement that is necessary to allow PAR to obtain adequate quantities of such pharmaceutical products;

WHEREAS, in order to fulfill its obligations under the Marketing Agreement PAR and its Affiliates desire to exclusively purchase certain GSK Supplied Products for resale to its (or their) distributors and other customers for ultimate sale to consumers in the Territory, and GSK (or its Affiliate) desires to manufacture and supply the GSK Supplied Products to PAR and its Affiliates in such Territory subject to the terms and conditions set forth in this Agreement; and

WHEREAS, PAR and Spectrum acknowledge and agree that PAR shall enter into this Agreement on behalf of Spectrum pursuant to the terms and conditions of the Settlement Agreement, and that PAR shall purchase the GSK Supplied Products and market, promote, distribute and sell such GSK Supplied Products in the Territory subject to the respective rights and obligations of PAR and Spectrum set forth in the Marketing Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and stipulations set forth herein, the receipt and legal sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

ARTICLE I - DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

“A Rated” shall mean that the product in question has been assigned an “A” rating signifying that the FDA has classified the product as “therapeutically equivalent” to the particular product in question, applying the definition of “therapeutically equivalent” set forth in the preface to the current edition of the then current FDA publication “Approved Drug Products With Therapeutic Equivalence Evaluations”.

“Affiliate” shall mean any Person which controls, is controlled by, or is under common control with the applicable Person. For purposes of this definition, “control” shall mean: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) entitled to vote for the election of directors, or otherwise having the power to control or direct the affairs of such Person; and (b) in the case of non-corporate entities, direct or indirect ownership of at least 50% of the equity interest or the power to direct the management and policies of such noncorporate entities.

“Agreement” shall mean this Supply and Distribution Agreement including all exhibits, schedules and appendices attached hereto.

“ANDA” shall mean an Abbreviated New Drug Application as defined in the U.S. Federal Food, Drug, and Cosmetic Act and all applicable regulations promulgated thereunder.

“Applicable Law” shall mean all applicable provisions of all statutes (including the Federal Food, Drug and Cosmetic Act), laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, guidance documents (including FDA guidance documents), injunctions, awards, judgments, and permits and licenses of or from governmental authorities relating to the use, marketing or regulation of the subject item.

“Auditor” shall have the meaning set forth in Section 3.9.

“Business Day” shall mean any day other than a day which is a Saturday, a Sunday or federal bank or federal government holiday in the United States or the UK.

“cGMP” shall mean the then-current good manufacturing practices of the FDA, as set forth in 21 C.F.R. Parts 210 and 211 and all applicable rules, regulations, guides and guidances.

“Calendar Quarter” shall mean each of the three (3) month periods during a calendar year starting on the first of January, April, July and October.

“Claim” shall have the meaning set forth in Section 8.1(c)(i).

“COGS Auditor” shall have the meaning set forth in Section 7.2(e)(ii).

“Commercially Reasonable Efforts” shall mean with respect to a Party, efforts and diligence in accordance with business matters in the pharmaceutical industry that are of high importance to the Party and which are consistent with the subject Party’s reasonable and sound business and legal judgment.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

“Confidential Information” shall mean any and all confidential information regarding, related to, or associated with this Agreement as may be provided by one Party to the other including (a) the GSK Supplied Product or the Net Sales Split Reports (and all information contained therein), that is disclosed by the Disclosing Party to the Recipient, or (b) this Agreement (including the terms and conditions hereof). Provided, however, that Confidential Information shall not include information which (i) at the time of disclosure is in the public domain, (ii) after disclosure becomes part of the public domain, except through breach of this Agreement, (iii) the Recipient can demonstrate by reasonable proof was in its possession prior to the time of disclosure by the Disclosing Party hereunder, and was not acquired directly or indirectly from the Disclosing Party, (iv) becomes available to Recipient free of an obligation of confidentiality from a Third Party who did not acquire such information directly or indirectly from the Disclosing Party and who is not otherwise prohibited from disclosing such information, or (v) is independently developed by the Recipient without reference to Confidential Information disclosed by the Disclosing Party.

“Cost of Goods” shall mean [* * *] the applicable GSK Supplied Product in finished dosage form labeled and packaged for use by the ultimate consumer, including, without limitation, [* * *] calculated in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) applied in a consistent manner. GSK’s methods for allocating [* * *] shall also be consistent with GSK’s then current practices with respect to GSK products which have similar requirements to the applicable GSK Supplied Product regarding [* * *] in finished dosage form.

“Disclosing Party” shall have the meaning set forth in Section 6.2(a).

“Diverted Product Net Sales Split” shall have the meaning set forth in Section 3.1(b).

“Effective Date” shall have the meaning set forth in Section 2.1.

“Execution Date” shall be the date upon which this Agreement shall be mutually executed by authorized representatives of each Party, which date shall be that which is set forth in the Preamble.

“FDA” shall mean the U.S. Food and Drug Administration, or any successor agency thereto.

“Forecast” shall have the meaning set forth in Section 4.2(c)(i).

“Generic Equivalent” shall mean the prescription Sumatriptan injection in the [* * *] presentation for human use that is supplied or manufactured by or for GSK (or its Affiliates) under a GSK owned or controlled NDA for sale in the United States as a generic equivalent to GSK’s Imitrex® (Sumatriptan) injection in the [* * *] presentation. For the avoidance of doubt, Generic Equivalents shall not include any product marketed and sold under GSK’s Imitrex® trademark.

“Generic Injection Product” shall mean the generic form of the prescription Sumatriptan injection [* * *] for use in humans as further detailed in the applicable Specifications set forth in Schedule 4.2(b)(iii). For the avoidance of doubt, Generic Injection Product shall not include the [* * *] presentation or any other forms, formulations, dosages or presentations of Product, whether branded or generic; and for the further avoidance of doubt, Generic Injection Product shall not include any other forms, formulations dosages or presentations, whether branded or generic, of GSK’s Imitrex® products or other products sold under other GSK owned or controlled trademarks.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

“Generic [* * *] Product” shall mean the generic form of the prescription Sumatriptan injection in [* * *] presentation for use in humans as further detailed in the applicable Specifications set forth in Schedule 4.2(b). For the avoidance of doubt, Generic [* * *] Product shall not include the [* * *] presentation (subject to Section 4.1(d)) or any other forms, formulations, dosages or presentations of Product, whether branded or generic; and for the further avoidance of doubt, Generic [* * *] Product shall not include any other forms, formulations dosages or presentations, whether branded or generic, of GSK’s Imitrex® products or other products sold under other GSK owned or controlled trademarks. Sumatriptan

“Generic Injection Net Sales Split” shall have the meaning set forth in Section 3.1.

“GSK” shall have the meaning set forth in the Preamble.

“GSK Claim” shall have the meaning set forth in Section 8.1(b).

“GSK Losses” shall have the meaning set forth in Section 8.1(b).

“GSK Party” shall have the meaning set forth in Section 8.1(b).

“GSK Supplied Product” shall mean the Generic Injection Product and the Generic [* * *] Product for human use supplied to PAR (and its Affiliates) by GSK (and its Affiliates) pursuant to the provisions of this Agreement. For the avoidance of doubt, GSK Supplied Product shall not include any other forms, formulations, dosages or presentations of Product, whether branded or generic, including any other forms, formulations, dosages or presentations, whether branded or generic, of Imitrex® except that it may include the [* * *] presentation as provided in Section 4.1(d).

“Initial Quantity” shall have the meaning set forth in Section 4.2(d)(i).

“Launch Date” shall mean shall mean [***]

“Labels or Labeling” shall mean all labels and other written, printed or graphic matter upon (a) the GSK Supplied Product or any container, carton or wrapper or other packaging utilized with the GSK Supplied Product or (b) any written material accompanying the GSK Supplied Product, including, without limitation, package inserts or outserts or medical information guides.

“NDA” shall mean a New Drug Application as defined in the U.S. Federal Food, Drug, and Cosmetic Act and all applicable regulations promulgated thereunder.

“NDC” shall mean a National Drug Code.

“Net Sales” shall mean the aggregate gross sales (“Gross Sales”) amount invoiced for GSK Supplied Product by PAR (and its Affiliates) to its (or their) distributors and customers (for purposes of this definition, collectively, “customer”) less the following deductions relating to such sales to the extent

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

such deductions are consistent with the normal practice in the pharmaceutical products industry and are related solely to GSK Supplied Products:

(a) [***];

(b) [***];

(c) [***];

(d) [***];

(e) [***];

(f) [***];

(g) [***]; and

(h) [***].

The foregoing deductions from Gross Sales shall only be deducted once and only to the extent not otherwise deducted from Gross Sales. PAR shall be responsible for payment of rebates or other price reductions required pursuant to Applicable Law to be made by PAR (or its Affiliates) based on its sales of GSK Supplied Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs.

In the event that PAR (or its Affiliates) sells GSK Supplied Product as part of a bundle or group sale with other products not covered by this Agreement, and PAR (or its Affiliates) provide a discount, allowance or rebate to the purchaser of such products based on the invoiced prices for all products sold, such discount must be allocated pro-rata based on the selling prices of such products before taking into account the discount, allowance or rebate on GSK Supplied Product provided as part of such bundle.

In the event that a GSK Supplied Product is sold or otherwise commercially exploited by PAR (or its Affiliates) in a manner such that the above means of calculating Net Sales is not possible or otherwise is inappropriate, the Parties agree to negotiate in good faith a reasonable mechanism for fairly calculating the “Net Sales” resulting from such sales or other commercial exploitation. Net Sales shall be determined in accordance with the accrual method of accounting in accordance with USA generally accepted accounting principles (“GAAP”) applied in a consistent manner.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

“Net Sales Split” shall mean, collectively, the Generic Injection Net Sales Split and the Diverted Product Net Sales Split.

“Net Sales Split Report” shall have the meaning set forth in Section 3.3.

“OTC” shall mean the subject pharmaceutical drug is available for human use without requiring a prescription, i.e., an ‘over-the-counter’ pharmaceutical drug for human use.

“PAR” shall have the meaning set forth in the Preamble.

“PAR Claim” shall have the meaning set forth in Section 8.1(a).

“PAR Losses” shall have the meaning set forth in Section 8.1(a).

“PAR Party” shall have the meaning set forth in Section 8.1(a).

“Party or Parties” shall have the meaning set forth in the Preamble.

“Person” shall mean any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, limited liability company, trust or government, or any agency or political subdivision of any government, or any other entity.

“Pharmacovigilance Agreement” shall have the meaning set forth in Section 4.4.

“Prime Rate” shall mean the rate of interest that Citibank N.A. lists as its prime lending rate on the last day of the applicable Calendar Quarter, or if such rate is not available, the prime lending rate listed in the New York City, USA version of The Wall Street Journal on the last day of the applicable Calendar Quarter.

“Products” shall mean all prescription pharmaceutical drug products in injection form, including all dosages and presentations thereof, for human use, consisting of or containing Sumatriptan. Product shall include all Generic Injection Products, Generic [* * *] Products and GSK Supplied Products. For the avoidance of doubt, PAR shall only have the rights to GSK Supplied Product that are explicitly set forth herein.

“Product Action” shall have the meaning set forth in Section 5.8(b).

“Product Claims” shall mean [***].

“Promotional Materials” shall have the meaning set forth in Section 4.5.

“Quality Agreement” shall have the meaning set forth in Section 4.2(b).

“Reasonable Quantity Requirements” shall mean, subject to Section 4.2(d)(ii), such quantity of Generic Injection Product and Generic [* * *] Product, that (a) PAR reasonably believes it requires for sale in the Territory pursuant to the immediate previously provided forecast consistent with reasonable market and demand information for Generic Injection Product and Generic [* * *] Product, and (b) is not in excess of the applicable non-binding forecast previously provided to GSK.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

“Recipient” shall have the meaning set forth in Section 6.2(a).

“Settlement Agreement” shall mean the Settlement Agreement, entered into by and between GSK and Spectrum, which is dated as of November 10, 2006, relating to that certain cases captioned GSK v. Spectrum, Civil Action No. 05-99-GMS and GSK v. Spectrum, Civil Action No. 06-0558-GMS in the United States District Court for the District of Delaware.

“Sumatriptan” shall mean sumatriptan succinate, a selective 5-hydroxytryptamine (5-HT1) receptor subtype agonist chemically designated as “3-[2-(dimethylamino)ethyl]-N-methyl-indole-5-methanesulfonamide succinate (1:1)”.

“Supply Price” shall have the meaning set forth in Section 3.4(a).

“Supply Term” shall mean the period between the Launch Date and the Supply Termination Date.

“Supply Termination Date” shall mean the earlier of: (i) the date that is [* * *] ([* * *]) years after the Launch Date, as such date may be extended pursuant to Section 4.1(b); or (ii) the date upon which this Agreement terminates for any reason.

“Term” shall have the meaning set forth in Section 7.1.

“Territory” shall mean the United States of America (including the Commonwealth of Puerto Rico) its possessions and territories and U.S. military or U.S. government installations that are under the purview of the FDA.

“Third Party” shall mean any Person other than PAR or GSK, or an Affiliate of either of them.

“[***]” shall mean, [***], based on [***] under which all [***] for each of the [***]. By way of example, if the [***] has occurred for the [* * *] apply only to the [* * *] and shall not mean the [* * *].

“Third Party Generic Sumatriptan Product” shall mean any Third Party’s prescription generic Sumatriptan injection (e.g., in any of the [* * *]) product for human use that has received Final Approval from the FDA; and is A-Rated to the [* * *] approved under GSK’s NDA [* * *]; provided that such Third

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Party Generic Sumatriptan Product is not licensed, distributed or sold in the United States by (or with) PAR (or their respective Affiliates) or made from a finished or semi-finished dosage form formulated for use in the United States with direct or indirect support provided knowingly by PAR (or their respective Affiliates). For the avoidance of doubt, Third Party Generic Sumatriptan Product shall not include GSK Supplied Product or any Sumatriptan injection product sold under GSK’s Imitrex® trademark.

“Trading Services Agreement” shall have the meaning set forth in Section 3.4(c).

“Trigger Date” shall mean, [***]:

[***]

Section 1.2 The word “including” or any variation thereof means “including without limitation” or any variation thereof and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

ARTICLE II – EFFECTIVE DATE

Section 2.1 Effective Date. This Agreement shall automatically become effective as of the Execution Date (the “Effective Date”), subject to termination and becoming null and void as of the Execution Date pursuant to the provisions of the Settlement Agreement.

ARTICLE III - PAYMENTS

Section 3.1 Net Sales Split Payments.

(a) In consideration of the supply of GSK Supplied Product by GSK (and its Affiliates) to PAR (and its Affiliates) under the terms and conditions of this Agreement during the Term, in addition to the Supply Price, PAR shall make a Net Sales Split payment to GSK (or its Affiliate) with respect to the Generic Injection Product and the Generic [* * *] Product (the “Generic Injection Net Sales Split”) that is equal to [* * *] percent ([* * *]%) of Net Sales of GSK Supplied Product in the Territory.

(b) In the event that it is determined, as evidenced by reasonable proof, that PAR (or an Affiliate) has knowingly sold, directly or indirectly to its wholesalers or distributors or other customers, any GSK Supplied Product outside of the Territory, PAR shall, in lieu of the foregoing Net Sales Split, pay GSK (or its Affiliate) a Net Sales Split of [* * *] percent ([* * *]%) of the Net Sales (the “Diverted Product Net Sales Split”) of such diverted GSK Supplied Product; provided, however, that the

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

calculation of such payment shall exclude any Net Sales on such diverted GSK Supplied Product that PAR successfully recalls and recovers within the thirty (30) day period set forth in Section 4.3(b) (with such recalled GSK Supplied Product instead being subject to the Net Sales Split as set forth in Section 3.1(a) above when and if resold by PAR), and further provided that PAR shall provide GSK with written evidence that is reasonably satisfactory to GSK as to such successful recall and recovery. Nothing in this paragraph shall in any way limit GSK’s remedies that may be available to it pursuant to this Agreement, and shall in no way be deemed as permission for PAR to promote or sell, directly or indirectly, GSK Supplied Product outside the Territory.

Section 3.2. Net Sales Split Obligation Effective and Termination Dates.

(a) PAR’s Net Sales Split obligation to GSK (or its Affiliate) for the Product shall automatically become effective in the Territory as of the Launch Date and shall automatically terminate as of the Supply Termination Date (except as otherwise set forth in Section 3.2(b) with respect to post- Supply Term sales).

(b) Ten (10) days prior to the end of the Supply Term, PAR shall notify GSK of the amount of the GSK Supplied Product PAR or its Affiliates then has on hand, the sale of which would, but for the termination of the Supply Term, be subject to the Net Sales Split, and PAR and its Affiliates shall thereupon be permitted to sell that amount of GSK Supplied Product in accordance with the provisions of this Agreement in the Territory, for as long as it reasonably takes PAR to deplete the amount of the GSK Supplied Product PAR or its Affiliates then has on hand, provided that PAR shall pay to GSK the Net Sales Split that would have accrued but for the termination of the Supply Term.

Section 3.3 Net Sales Reporting and Payment.

(a) Within [* * *] ([* * *]) days after the end of each Calendar Quarter in which a sale of GSK Supplied Product has been made by PAR (or its Affiliates) in the Territory, PAR shall submit to GSK and Spectrum a written report (the “Net Sales Split Report”) containing the following information regarding such preceding Calendar Quarter: an itemized accounting and calculation of the total Net Sales of GSK Supplied Product sold by PAR (or its Affiliates) during such preceding Calendar Quarter in the Territory and the amount of any Net Sales Split due GSK on such Net Sales, and such report shall include information in sufficient detail reasonably necessary for GSK to confirm the accuracy of the amount of the Net Sales Split due GSK, if any, during such preceding Calendar Quarter. Concurrent with the submission of a Net Sales Split Report to GSK, PAR shall also remit payment to GSK of any and all Net Sales Split due GSK (or its Affiliate) for such preceding Calendar Quarter in the Territory. Upon request by GSK [***], PAR shall provide GSK with a non-binding estimate of the gross number of units of GSK Supplied Product sold [***], to the extent such information has not been already provided to GSK in a Net Sales Split Report, and for the avoidance of doubt such estimate shall not in any way bind or commit PAR. All Net Sales Split Reports shall be considered Confidential Information of both Parties.

(b) Prior to January 1, 2007, the Parties shall in good faith develop procedures for the ongoing and timely exchange of the information necessary for the Parties to comply with the reporting obligations promulgated under the U.S. Deficit Reduction Act of 2005, including, but not limited to, the “best price” and “AMP” calculations. In the event that any governmental agency (including, without limitation, the Center for Medicare and Medicaid Services or the Department of Health and Human Services Office of Inspector General) subsequently promulgates regulations or otherwise provides

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

guidance which clarifies the Parties’ obligations under the U.S. Deficit Reduction Act of 2005, which may be applicable to this Agreement, then the Parties shall meet to consider whether modifications to this Agreement or the procedures are appropriate.

(c) PAR agrees, represents and covenants it (and its Affiliates) shall transport, store distribute, sell and promote GSK Supplied Product in the Territory in compliance with all Applicable Laws regarding the promotion and marketing of GSK Supplied Product, including, but not limited to, with respect to the U.S. Federal Food, Drug and Cosmetics Act of 1938, as amended, and the Prescription Drug Marketing Act of 1987. PAR further agrees, represents and covenants that, as applicable, any calculated prices or other data or information that are provided to GSK by PAR and/or its Affiliates for use by GSK for reporting purposes pursuant to the Deficit Reduction Act of 2005 (DRA), Pub. L. No.109-171, § 6001(c)(3) (2006), the 340B Drug Pricing Program and the requirements of the Veterans Health Care Act of 1992(Public Law No. 102-585) Section 602, and Section 1927 of the Social Security Act, and any other similar federal or state government programs, shall to its knowledge be current, accurate and complete and shall comply with applicable laws and regulations.

Section 3.4 Supply Price.

(a) The per unit supply price for the GSK Supplied Product purchased by PAR and its Affiliates from GSK pursuant to the terms of this Agreement is set forth on Schedule 3.4(a) (the “Supply Price”). The Supply Price for GSK Supplied Product during any subsequent extension of the Supply Term pursuant to Section 4.1(b) shall be on such terms and conditions as negotiated by the Parties in good faith at such time as the Supply Term is renewed, provided such Supply Price shall be no greater than as set forth on Schedule 3.4(a).

(b) PAR shall remit to GSK (or its Affiliate) payment of the applicable Supply Price (i.e., the Supply Price x units) for the GSK Supplied Product within [* * *] ([* * *]) days after the date of GSK’s (or its Affiliate’s) invoice for each shipment of GSK Supplied Product to PAR and its Affiliates. With respect to the Supply Price relating to the Initial Quantity, PAR shall remit to GSK (or its Affiliate) payment of the applicable Supply Price (i.e., the Supply Price x units) for the GSK Supplied Product within [***] after the Launch Date.

(c) Within thirty (30) days prior to delivery of the Initial Quantity for GSK Supplied Product to PAR (or any of its Affiliates) pursuant to Section 4.2(d), PAR (or its applicable Affiliate) and GSK’s Affiliate “GlaxoSmithKline Trading Services Limited” shall enter into an agreement in the form set forth in Schedule 3.4(c) (the “Trading Services Agreement”). For the avoidance of doubt, in the event of any inconsistency or conflict between the terms of the Trading Services Agreement and this Agreement, the terms of this Agreement shall govern.

Section 3.5 Late Payments. Any payment due GSK (or its Affiliate) from PAR (or its Affiliate) that is past due under this Agreement shall bear interest at a rate equal to the lesser of (i) Prime Rate plus [* * *] percent ([* * *]%) per year, or (ii) the maximum rate permitted by Applicable Law, calculated based on the number of days that the payment is delinquent.

Section 3.6 Method of Payment. PAR shall make all payments to GSK (or its Affiliate) in lawful money of the United States by electronic transfer to an account designated by GSK (or its Affiliate) as designated in the Trading Services Agreement, or by such other means as may be agreed in advance by both Parties.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Section 3.7 Taxes.

(a) GSK shall be responsible for and shall pay all taxes payable on any income or any payments by PAR to GSK. PAR and GSK shall bear sole responsibility for payment of compensation to their respective personnel, employees or subcontractors and for all employment taxes and withholding with respect to such compensation pursuant to Applicable Law.

(b) PAR shall have the right to withhold taxes in the event that the revenue authorities in any country require the withholding of taxes on amounts paid hereunder to GSK (or its Affiliate). Any tax, duty or other levy paid or required to be withheld by PAR on account of Net Sales Splits, Supply Price or other payments payable to GSK under this Agreement shall be deducted from the amount of Net Sales Splits, Supply Price or other payments due GSK. PAR shall secure and promptly send to GSK proof of such taxes, duties or other levies withheld and paid by PAR or its Affiliates for the benefit of GSK. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

Section 3.8 Records. PAR shall keep and require its Affiliates to keep complete and accurate records of all purchases and sales of GSK Supplied Product under the terms and conditions of this Agreement, pursuant to Section 5.6.

Section 3.9 Net Sales Split Audit. Upon the written request of GSK (but not more frequently than [***]), GSK shall have the right, within sixty (60) days after receipt of written confirmation that the Auditor is reasonably satisfactory to PAR (as set forth below), starting as of the Launch Date and during the Term of this Agreement [***], to have an independent certified public accountant, satisfactory to PAR in PAR’s reasonable discretion (the “Auditor”) inspect PAR’s records with respect to the transactions contemplated by this Agreement for the preceding [***] during the Term (but not more than one time for any period) for the sole purpose of determining the accuracy of PAR’s Net Sales Split Reports and the associated Net Sales Split payments made to GSK under this Agreement. PAR shall permit the Auditor to have reasonable confidential access, during normal business hours and upon having given reasonable prior notice, to such records of PAR as may be necessary to verify PAR’s compliance with the Net Sales Split payments due hereunder for the [***]. The Auditor shall reach its conclusion as quickly as possible but in no event more than a period of thirty (30) days, and notify the Parties and Spectrum of its conclusion in writing. Under no circumstances shall the Auditor report to GSK or Spectrum the wholesale prices at which PAR sold the GSK Supplied Product. In the event the Auditor concludes that there was an underpayment of the Net Sales Split to GSK, the underpayment shall be paid by PAR within thirty (30) days after the date PAR receives such Auditor’s written report. In the event the Auditor concludes that there was an overpayment of the Net Sales Split to GSK, the overpayment shall be credited toward future Net Sales Split payments to be paid by PAR to GSK under this Agreement; provided, however, that in the event no further Net Sales Split payments shall become due under this Agreement, said overpayment shall be paid by GSK to PAR within thirty (30) days after the date GSK receives such Auditor’s written report. If the underpayment of the Net Sales Split is greater than [* * *] percent ([* * *]%) of the Net Sales Split determined by the Auditor to be payable to GSK, the reasonable fees and expenses charged by the Auditor shall be paid by PAR, otherwise GSK shall pay the reasonable fees and expenses charged by such Auditor. The Auditor shall report to GSK only its conclusions as to whether PAR is in compliance with the Net Sales Split obligations and the amount of any underpayment or overpayment. The Auditor inspecting records of PAR shall sign a written confidentiality agreement reasonably satisfactory to PAR and GSK.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

ARTICLE IV – SUPPLY

Section 4.1 Supply Term.

(a) GSK (or its Affiliate) shall use its Commercially Reasonable Efforts to supply PAR and its Affiliates with their entire commercial requirements of GSK Supplied Product for sale to PAR’s (and its Affiliates’) distributors and other customers solely in the Territory pursuant to the provisions of this Agreement, including those provisions regarding the timing of such supply. GSK’s (or its Affiliate’s) supply obligation for GSK Supplied Product shall be for the duration of the Supply Term subject to Section 4.1(b).

(b) The Supply Term for the Product may be extended for additional one (1) year periods beyond its then-applicable expiry date. In the event either Party wishes to extend the Supply Term for an additional one (1) year period beyond its applicable expiry date, such Party shall submit such request in writing to the other Party at least nine (9) months before the Supply Term’s then applicable expiry date. Within thirty (30) days after the receipt of such request, the recipient Party shall respond to the extension-requesting Party in writing as to whether or not the recipient Party accepts such request for a one (1) year extension of the Supply Term; provided, neither Party shall be bound to such extension until a Supply Price has been agreed-upon pursuant to Section 3.4(a). For the avoidance of doubt, GSK shall not be obligated to extend the Supply Term if, in GSK’s reasonable discretion, the Supply Price for the extension period should exceed the prices set forth in Schedule 3.4(a). Notwithstanding anything to the contrary, the Supply Term shall automatically terminate as of the earlier of the date upon which this Agreement terminates or expires for any reason.

(c) In the event the Launch Date occurs [***], PAR (and its Affiliates) hereby acknowledge and agree that [***]. In the event [***] pursuant to the provisions of this Agreement. [***]

(d) [* * *], such product shall [***]

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

shall be deemed to [* * *] provided, if [***]. For the avoidance of doubt, [* * *].

Section 4.2 Supply Provisions.

(a) Exclusive Supply.

(i) PAR hereby agrees and acknowledges that, subject to the terms and conditions of this Agreement, PAR and its Affiliates shall receive one hundred percent (100%) of its (and its Affiliates’) requirements of Generic Injection Product and Generic [* * *] Product in the Territory from GSK (or GSK’s Affiliates) during the Supply Term. PAR hereby agrees and acknowledges that, during the Supply Term, PAR (and its Affiliates) shall not, directly or indirectly, purchase, receive, make, have made, use, sell, offer for sale or import any Product, as applicable, in the Territory with the sole exception of its rights to market and sell GSK Supplied Product in the Territory as explicitly set forth in this Agreement and as permitted in the Settlement Agreement.

(ii) GSK agrees and acknowledges that from the Execution Date until the Supply Termination Date (subject to Section 4.1(d), if applicable) GSK (and its Affiliates) shall not, directly or indirectly, through a Third Party sell or supply for import/export any Generic Injection Product or any Generic [* * *] Product ([* * *]). Notwithstanding the foregoing, PAR agrees and acknowledges that nothing in this Agreement shall prohibit GSK and its Affiliates from making, having made, using, selling to any Person, having sold to any Person, and importing Products approved by the FDA as of the Execution Date or other components of Generic Injection Products or the Generic [* * *] Products (including the Product) in the Territory in each case under an applicable GSK brand name, label or trademark (including the Imitrex® trademark) with the exception of a Generic Equivalent of the Imitrex® [* * *]. Subject to the first sentence of this Section 4.2(a)(ii), nothing in this Agreement shall prohibit GSK and its Affiliates from making, or having made, or using, or selling or having sold or importing (individually, or as a blend), the components of the Generic Injection Product or the Generic [* * *] Product for sale (individually, or as a blend) by GSK or its Affiliates or any Third Party in the Territory during and after the Supply Term. GSK hereby represents [* * *].

(iii) Failure to Supply. In the event of [* * *] prior to the [***] (for any reason except as set forth below [***] with at least [* * *] that are consistent with the [* * *]. Further provided in no event shall

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

[* * *] shall be as determined on a [***] shall use [***] in the event of such a [***].

(b) Specifications and Supply. GSK hereby represents, warrants and covenants that all GSK Supplied Product shall, with the exception of information provided to GSK by PAR: (i) not be misbranded or adulterated under Applicable Law, (ii) be in fully finished form, labeled and packaged for supply to the ultimate consumer in accordance with Applicable Law, (iii) meet the applicable specifications and requirements set forth in Schedule 4.2(b)(iii), (iv) be manufactured, labeled, packaged and stored in accordance with specifications in the applicable NDA, cGMP, and Applicable Law and (v) be capable of maintaining conformity to said specifications and requirements when handled and stored in accordance with the Labeling until the applicable expiry date of such GSK Supplied Product. GSK (or its Affiliate) may have manufactured, and supplied to PAR, GSK Supplied Product from any of GSK’s (or its Affiliates or its or their supplier’s or subcontractor’s) FDA approved and registered manufacturing facilities. All GSK Supplied Product shall be supplied to PAR and its Affiliates in compliance with Applicable Law, including cGMP and the Quality Agreement (“Quality Agreement”), which shall be entered into by the Parties within thirty (30) days after the Execution Date (but in any event prior to the release of the Initial Quantity to PAR) and shall be substantially in the form set forth in Schedule 4.2(b). GSK shall use commercially reasonable efforts to promptly respond to any reasonable inquiries from PAR regarding the supply of GSK Supplied Product.

(c) Ordering/Forecasting.

(i) Except as is set forth below with regard to the Initial Quantity during the Supply Term, at least [* * *] ([* * *]) days prior to the start of each calendar month, PAR shall provide GSK (or its Affiliate) with a written firm order for such upcoming calendar month. By the first of each calendar month, PAR shall also provide GSK (or its Affiliate) with a written estimate of the quantities of GSK Supplied Product in the Territory PAR and its Affiliates require for the next succeeding [* * *] ([* * *]) months on a monthly basis (in the forecast format set forth on Schedule 4.2(c)) (the “Forecast”). Each of such Forecast shall contain the applicable [* * *] ([* * *]) calendar months firm orders and the remaining [* * *] ([* * *]) non-binding monthly estimates for that applicable period. When PAR shall place a firm order with GSK (or its Affiliate) for its GSK Supplied Product requirements at least [* * *] ([* * *]) days in advance of the start of each calendar month, GSK (or its Affiliate) shall respond to PAR within [* * *] ([* * *]) Business Days after receipt of such firm order, and in the event GSK (or its Affiliate) responds other than by accepting the firm order, the Parties shall cooperate and use good faith efforts to meet as closely as reasonably possible the Reasonable Quantity Requirements and schedule for delivery specified in the firm order, subject to the provisions of subsections (ii) below. Once a firm order is agreed upon by the Parties, PAR shall amend the firm order to reflect the quantity and delivery schedule agreed by the Parties and send to GSK (or its Affiliates) such revised firm order and a purchase order covering such quantities and delivery date, and GSK (or its Affiliate) shall have the obligation to supply such quantity to PAR pursuant to the terms hereof. PAR shall promptly reimburse GSK for any

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

and all documented, reasonable costs and expenses incurred by GSK (or its Affiliate) that arise from any canceled or materially modified firm order (without GSK’s prior written consent) after acceptance thereof by GSK (or its Affiliate), including all obsolete material that can not be reasonably utilized by GSK or its Affiliate. The previous sentence shall not limit GSK’s remedies or damages in the event PAR cancels or materially modifies any firm order, and PAR shall not modify or cancel the last firm order in the Supply Term. In the event the Parties reasonably agree that a Third Party Generic Sumatriptan Product is likely to in the immediate future, or has, become available for commercial sale in the Territory, the Parties shall in good faith review and adjust the then-existing Forecast in light of the presence of such Third Party Generic Sumatriptan Product in the Territory, provided the Parties shall use their commercially reasonable efforts to mitigate all losses and expenses related to such revisions to the Forecast.

The last firm order and Forecast shall be received and agreed by GSK not less than [* * *] ([* * *]) days prior to the Supply Termination Date. The firm orders for the last [* * *] ([* * *]) months of the Supply Term shall each not exceed [* * *] percent ([* * *]%) of the average monthly demand for GSK Supplied Product over the prior twelve (12) month period (determined on a sku-by-sku basis), unless PAR can provide reasonable evidence to GSK that there is adequate demand over the remainder of the Supply Term for GSK Supplied Product in excess of such limits. Upon termination or expiration of this Agreement, all firm orders and Forecasts are to be automatically terminated, except to the extent that backordered firm orders remain unfilled. PAR acknowledges and agrees that GSK relies on the [* * *] ([* * *]) month firm zone orders provided by PAR for the purpose of manufacturing planning and ordering necessary materials and components for the production of GSK Supplied Product. In the event PAR does not issue purchase orders in a timely manner (as described in this Section 4.2(c)) covering any [* * *] ([* * *]) month firm zone, PAR agrees that in the event GSK decides in its sole discretion to waive the firm zone requirements set forth herein: (A) GSK is entitled to reasonably rely upon the applicable [* * *] month firm zone last provided by PAR in the Forecast for the purpose of manufacturing planning and ordering necessary materials and components for the production of GSK Supplied Product and (B) in the event GSK is unable to reasonably utilize any such materials and components in the event PAR’s purchase orders are less than as set forth in the firm orders for such [* * *] ([* * *]) month firm zone, PAR shall reimburse GSK for all reasonable out-of-pocket costs incurred by GSK for any such obsolete materials and components, provided GSK uses its reasonable efforts to mitigate the costs associated with such obsolete materials and components. For the avoidance of doubt, GSK shall, in its sole discretion, decide whether or not it (or its Affiliates) will supply PAR with GSK Supplied Product absent purchase orders issued in a timely manner (as described in this Section 4.2(c)) for any [* * *] ([* * *]) month firm zone, however GSK shall reasonably consider supplying PAR in such instance, consistent with GSK’s reasonable ability to do so.

(ii) Each purchase order shall specify a delivery date which shall be at least [* * *] ([* * *]) days after the date of the purchase order. Should a purchase order call for shipment of quantities of GSK Supplied Product in excess of [* * *] percent ([* * *]%) of the immediately preceding estimated requirements previously provided to GSK (or its Affiliate) in the Forecast, GSK (or its Affiliate) will use its Commercially Reasonable Efforts, but shall not be obligated, to supply that portion of excess by the dates instructed by PAR; provided, however, in no event shall GSK (or its Affiliates) have any obligation to forego manufacture of any GSK (or its Affiliates’) products on common equipment that would have a material adverse consequence to GSK business in order to deliver GSK Supplied Product to PAR or its Affiliates in excess of the preceding Forecast. Notwithstanding anything to the contrary, PAR’s first firm orders for the [* * *] ([* * *]) month firm zone for GSK Supplied Product from GSK shall be in the quantities specified in Schedule 4.2(d). GSK (and its Affiliates) shall not be obligated to supply to PAR (or its Affiliates) quantities of GSK Supplied Product in excess of GSK’s (or

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

its Affiliate’s) branded Imitrex® [* * *] product ([* * *]presentations) manufacturing capacity (with such capacity being defined herein as GSK’s [* * *] product ([* * *] presentations) capacity without regard to individual presentation capacity – all subject to PAR’s compliance with the forecasting and firm order requirements in this Agreement). In no event shall such capacity be less than such capacity existing as of the Execution Date.

(iii) Delivery of GSK Supplied Product ordered hereunder from GSK (or its Affiliate) to PAR and its Affiliates shall be [***] (Incoterms 2000), whereby [***] and [***] shall bear all risk of loss or damage, and costs of insurance and shipping associated with the GSK Supplied Product [***].

(iv) Attached hereto as Schedule 4.2(d), is PAR’s current good faith non-binding estimate of its (and its Affiliates’) requirements of GSK Supplied Product for the Territory for the [* * *] ([* * *]) months (including the Initial Quantity) following the Launch Date and the remainder of the Forecast. Following the Execution Date, PAR shall provide GSK an updated version of the Forecast on a [* * *] basis. [* * *] ([* * *]) days after the later of (A) [***] and (B) the date GSK notifies PAR of its ability (or inability) to supply PAR with the Generic [* * *] Product in the [* * *], PAR shall provide GSK with a definitive Forecast (in the form applicable to such Launch Date) and binding purchase orders for the [* * *] ([* * *]) months following the Launch Date (such total to include the Initial Quantity) and such Forecast and binding purchase orders shall not vary by more than [* * *] percent ([* * *]%) from the last non-binding Forecast provided to GSK (as determined on a monthly basis) subject to the last sentence of the first paragraph of Section 4.2(c)(i).

(v) In ordering and delivering GSK Supplied Product, as the case may be, GSK (or its Affiliates) and PAR may use their respective standard forms and documents in ordering and delivering the GSK Supplied Product, provided that nothing in those forms or documents shall be construed to modify or amend the terms and conditions of this Agreement, and, in the case of any conflict herewith, the terms and conditions of this Agreement shall control.

(d) Initial Quantity.

(i) PAR’s good faith estimate of the initial quantity of GSK Supplied Product that GSK (or its Affiliate) shall supply PAR and its Affiliates is set forth on Schedule 4.2(d) hereto (the “Initial Quantity”). So as to allow GSK an appropriate opportunity to manufacture such Initial Quantity, the Initial Quantity [* * *]. GSK (or its Affiliate) shall deliver the Initial Quantity to PAR (pursuant to Section 4.2(c)(iv)) at least [* * *] days prior to the anticipated Launch Date.

(ii) Title to the Initial Quantity will remain with GSK until the Launch Date, and upon the Launch Date title to the Initial Quantity shall automatically transfer to PAR; [***]. [***] will store the Initial Quantity in one of its facilities until the Launch Date and shall not, directly or indirectly, make available, consign, transfer, sell or make available for sale (or any other conveyance whatsoever) the Initial Quantity until the Launch Date occurs. On the Launch Date, [***].

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

(iii) The Parties shall use their Commercially Reasonable Efforts to make all reasonable manufacturing preparations to enable GSK to be able to meet the obligations set forth in Section 4.2(d)(i) above, and as of the Execution Date, the Parties shall exercise their reasonable efforts, and shall co-operate with each other, to obtain all necessary certifications, permits and other registrations required pursuant to Applicable Law to enable GSK (or its Affiliate) to manufacture and supply, and PAR and its Affiliates to import/export, sell and distribute, the GSK Supplied Product pursuant to the provisions of this Agreement.

(e) Labeling. All GSK Supplied Products shall bear a generic label specifying PAR as the distributor and displaying the logo PAR artwork supplied by PAR to GSK, and as agreed by GSK pursuant to the remainder of this Section 4.2(e). The label shall also include any references to Spectrum as conveyed by PAR and Spectrum to GSK in accordance with the Applicable Law, [***]. All GSK Supplied Product Labels, packaging or trade dress [***] shall comply with Applicable Law (including the terms of the applicable NDA), and, subject to the first sentence of this Section 4.2(f), [***]. Should PAR or GSK desire or be required pursuant to Applicable Law to make any change in any such Labels or Labeling, GSK shall be responsible for procuring the updating of all artwork and text associated with such change and providing such changes to PAR. Upon approval by GSK, GSK shall make all necessary arrangements for such changed Labels or Labeling to be printed and shall provide to PAR agreed artwork documents for PAR’s review. PAR shall, within one (1) week of receipt of agreed artwork documents, either provide GSK any necessary corrections thereto or notify GSK of its approval of such agreed artwork documents. [***] If a change of Labels or Labeling that was requested by PAR, required pursuant to Applicable Law, or due to an assignment of this Agreement by Spectrum pursuant to Section 9.1 results in obsolete inventory of former Labels or Labeling that GSK cannot otherwise use, [***]. PAR shall supply GSK with all of PAR’s necessary artwork, text, SKU numbers and other necessary items by the dates reasonably requested by GSK, so that GSK can prepare the Labels and packaging for the Initial Quantity. GSK’s obligations to supply PAR and its Affiliates with GSK Supplied Product, including the Initial Quantity by the specified delivery date, shall be contingent upon GSK’s timely receipt of the foregoing artwork, text, SKU and NDC numbers and other necessary items from PAR.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

(f) Manufacturing. PAR and GSK hereby agree to follow and conduct their respective activities in accordance with the terms of Applicable Law, the Quality Agreement and this Agreement. GSK (or its Affiliate) expressly reserves the right to select, and subsequently change, the manufacturing sites for the GSK Supplied Product at its sole discretion, and will provide not less than one hundred eighty (180) days prior notice to PAR if the manufacturing of the GSK Supplied Product is to be moved to a site other than those identified in the applicable NDA provided, however, that GSK shall only use manufacturing sites registered with FDA and in compliance with Applicable Law, and shall ensure that its selection or change of manufacturing sites will not: (i) adversely affect its ability to fulfill its then current supply obligations to PAR and its Affiliates pursuant to this Agreement; or (ii) cause PAR or its Affiliates to incur additional material expenses or costs. In the event that GSK (or its Affiliate) desires to make a change of manufacturing sites that will adversely affect the supply obligations described in the immediately preceding sentence, then GSK shall at its own risk of loss, use its Commercially Reasonable Efforts to stockpile such quantities of GSK Supplied Product as may be required to deliver up to the volume of GSK Supplied Product ordered by PAR and its Affiliates pursuant to this Agreement. Subject to this Section 4.2(f), GSK (or its Affiliate) may dual-source the GSK Supplied Product from any FDA-registered facilities without prior notice to PAR; provided GSK provides PAR with the ability to identify the manufacturing facility for each lot.

(g) Delivery. GSK (or its Affiliate) shall use its Commercially Reasonable Efforts to deliver, pursuant to Section 4.2(c)(iii), to PAR and its Affiliates all such GSK Supplied Product as may be ordered by PAR and its Affiliates under a purchase order issued to GSK (or its Affiliate) pursuant to this Agreement no earlier than [* * *] ([* * *]) days prior to the delivery date specified in PAR’s purchase order, and shall deliver such GSK Supplied Product no later than [* * *] ([* * *]) days after the date specified in PAR’s purchase order unless otherwise agreed. PAR shall pick-up the GSK Supplied Product on the applicable delivery date and pursuant to Section 4.2(c)(iii) and Section 4.2(d)(i) as applicable. Nothing herein shall be construed as limiting the Parties’ ability to mutually agree in writing to any adjustment to a delivery date without any modification to a then outstanding purchase order or Forecast. GSK (or its Affiliate) shall provide an invoice and a certificate of conformance (except that with respect to the Initial Quantity such certificate shall be supplied as set forth in Section 4.2(d)(i)) to PAR for each lot of GSK Supplied Product shipped to PAR and its Affiliates which certifies that such GSK Supplied Product meets cGMP and meets the applicable specifications set forth in Schedule 4.2(b)(iii).

(h) Rejection and No Returns to GSK. Within [* * *] ([* * *]) days of receipt of any GSK Supplied Product, PAR and its Affiliates may perform appropriate inspections to determine whether the GSK Supplied Product meets the applicable specifications set forth in Schedule 4.2(b)(iii) and in accordance with the Quality Agreement and the requirements of this Agreement. Any GSK Supplied Product not refused by PAR within [* * *] ([* * *]) days of receipt of shipment shall be deemed accepted by PAR. If PAR wishes to refuse acceptance, PAR shall within such [* * *] ([* * *]) days time, inform GSK in writing of its refusal to accept the batch(s), and the reasons therefor. If the Parties do not agree on the refusal or rejection of GSK Supplied Product, then either Party may refer the matter for final review to an independent Third Party of national reputation reasonably acceptable to both Parties for the purpose of determining the results. Any determination by such Third Party shall be binding upon both Parties. The cost of any such review and evaluation by an independent Third Party shall be borne by PAR if it is determined that the GSK Supplied Product conforms to the requirements of this Agreement, and by GSK if determined that it does not. GSK shall, as promptly as is reasonably possible, either (i) make replacement delivery of conforming GSK Supplied Product, with GSK bearing the reasonable expenses associated therewith, or (ii) issue the appropriate credits to PAR, as requested by PAR. PAR shall, in

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

GSK’s reasonable discretion, either return to GSK or destroy any non-conforming GSK Supplied Product and provide to GSK written certification of destruction, with GSK bearing the reasonable expenses associated therewith, including reasonable destruction, transportation and reasonable handling costs, as applicable. Except as set forth in this Section 4.2(h) with respect to initial inspection of GSK Supplied Product, all sales of product from GSK to PAR shall be deemed final and non-returnable to GSK (except as provided for in Section 5.8(b)), and PAR shall be responsible for and shall process any and all aspects of its customer returns of GSK Supplied Product to PAR (except as provided for in Section 5.8(b).

(i) PAR shall have the right, not more than once annually and upon providing GSK with thirty (30) Business Days advance written notice, to inspect GSK’s factory (or factories, as applicable) that produce GSK Supplied Product for PAR, on a confidential basis and during normal business hours, for the sole purposes of ensuring such factory(ies) compliance with applicable cGMP and Applicable Law solely related to the manufacturing and storage of GSK Supplied Product. PAR’s inspection rights under this Section shall be limited to two (2) people for three (3) days, and shall not extend to any portions of such factory(ies), documents, records or other information which do not directly relate to the GSK Supplied Product. Inspection by PAR or documentation provided to PAR related to any of GSK’s suppliers or subcontractors related to the manufacturing and storage of GSK Supplied Product is subject to consent of such GSK supplier or subcontractor.

Section 4.3 Marketing and Sale of GSK Supplied Product.

(a) PAR hereby agrees, represents and covenants that it shall, and it shall ensure that its Affiliates likewise agree, represent and covenant, for the Supply Term:

(i) not seek or accommodate customers, or establish any branch or maintain any distribution depot, for GSK Supplied Product outside the Territory;

(ii) restrict its marketing, promotion, advertisement, sale and distribution of the GSK Supplied Product solely within the Territory, in accordance with the Applicable Laws;

(iii) not sell, market, promote, advertise, or distribute the GSK Supplied Product outside the Territory;

(iv) not sell GSK Supplied Product to any Third Party in the Territory for resale outside the Territory; and

(v) not knowingly, directly or indirectly, sell GSK Supplied Product outside the Territory via the Internet or mail order.

(b) In the event, as evidenced by reasonable written proof, PAR has breached any of the provisions of subsection (a) above, GSK shall provide written notice to PAR briefly summarizing its evidence of such breach. PAR shall immediately take appropriate actions to remedy such breach, including halting such sales, implementing procedures to ensure such breach does not re-occur, and recalling all such exported GSK Supplied Product, within thirty (30) days after receipt of notice thereof by GSK. Nothing in this paragraph shall in any way limit GSK’s remedies that may be available to it pursuant to this Agreement, including the right to terminate this Agreement for such breach pursuant to Section 7.2(a).

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

(c) PAR shall use its Commercially Reasonable Efforts to market and sell GSK Supplied Product to its distributors and other customers in the Territory, pursuant to the terms of this Agreement, for the duration of the Supply Term. PAR shall be solely responsible, at its expense, for all activities related to the sale, marketing, warehousing, shipping and distribution of the GSK Supplied Products in the Territory, including but not limited to advertising, pricing, customer contracting, maintenance of toll-free consumer telephone lines, processing of consumer mailers, maintenance of required websites and databases. [***]

(d) [***]

Section 4.4 Pharmacovigilance.

The Parties shall within thirty (30) days prior to the delivery of the applicable Initial Quantity of GSK Supplied Product, enter into a Pharmacovigilance Agreement for the GSK Supplied Products substantially in the form attached hereto as Schedule 4.4 (the “Pharmacovigilance Agreement”).

Section 4.5 Advertising, Marketing and Promotional Materials. PAR shall be solely responsible for designing, preparing and distributing, at its sole expense and control, all advertising, marketing and promotional materials (including all written, printed, electronic, audio or video matter) used in its (or PAR’s Affiliates’) promotion, detailing, advertising and marketing of the GSK Supplied Product within the Territory (collectively “Promotional Materials”). For the avoidance of doubt, Promotional Materials shall not constitute Labels or Labeling hereunder. PAR will ensure that all of its Promotional Materials comply with, and all of its other advertising, marketing and promotional activities comply with, and PAR will be solely responsible and liable for any failure of such materials and activities to comply with, the applicable labeling and the applicable NDA and with Applicable Law, notwithstanding that such materials may have been previously reviewed or used by GSK (or its Affiliate). PAR shall be solely responsible for fulfilling regulatory requirements pertaining to its promotional activities, including without limitation sole responsibility for submitting all Promotional Materials prepared by or for it to the FDA at the time of initial dissemination by way of a Form FDA-2253, consistent with 21 CFR Section 314.81. To this effect, GSK will promptly place a letter on file with DDMAC with respect to the GSK Supplied Product, advising DDMAC that PAR (or its Affiliate) will be marketing and promoting the GSK Supplied Product and filing with DDMAC Form FDA-2253 for all promotional labeling and materials. Each Party agrees promptly to provide the other Party with a copy of any correspondence from a government agency relating to the GSK Supplied Product, including but not limited to the FDA, reflecting regulatory action being considered or taken by such government agency,

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

including without limitation copies of FDA Untitled Letters and Warning Letters. For avoidance of doubt, to the extent any of these correspondence or other materials provided to the other Party contain pricing information, such materials shall be redacted prior to providing the other Party with a copy thereof. PAR will absorb and be solely responsible for any damages, losses, expenses and costs incurred by PAR or GSK, its/their Affiliates, and its/their representatives and agents, arising from the failure of any Promotional Materials developed by PAR (or its Affiliate) and any promotional, advertising or marketing activities by PAR (or its Affiliate) to comply with the applicable labeling, the applicable NDA and with Applicable Law. Notwithstanding the foregoing, GSK will absorb and be solely responsible for any damages, losses, expenses and costs incurred by PAR or GSK, its/their Affiliates, and its/their representatives and agents, arising from the failure of any Labels or Labeling that were developed by GSK (or its Affiliate) for its branded Imitrex® product and used in GSK Supplied Product to comply with the applicable NDA and with Applicable Law. If PAR (or GSK) receives an Untitled Letter or a Warning Letter on Promotional Materials relating to the Supplied Product: (i) PAR will fully cooperate with GSK, pursuant to Applicable Law, in responding to the FDA (or other applicable governmental agency), and (ii) PAR shall immediately cease its use of such Promotional Material; and (iii) PAR shall, for a period of twelve (12) months thereafter, prior to the use or dissemination of any Promotional Materials submit such Promotional Materials for prior review and approval by DDMAC and shall not use any such Promotional Materials until approved by DDMAC. For the avoidance of doubt, except for such responsibilities and liabilities attributable to GSK under Applicable Law, GSK (and its Affiliates) shall have no responsibilities or liabilities whatsoever with respect to the Promotional Materials and promotional, advertising or marketing activities relating to PAR’s Generic Injection Product or Generic [* * *] Product.

ARTICLE V - REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1 Mutual Representations and Warranties. Each of the Parties hereby represents, warrants and covenants to the other Party as of the Execution Date, as follows:

(a) It is an entity duly organized, validly existing and is in good standing under the laws of its jurisdictions of formation, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

(b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders, (ii) violate any provision of any Applicable Law or any provision of its certificate of incorporation, by-laws or other founding document, or (iii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

(c) It (and its Affiliates) are not currently debarred, suspended or otherwise excluded by any government agency from receiving government contracts in the Territory, nor is it, or its Affiliates or any of its employees debarred under the applicable provisions of the Food, Drug, and Cosmetic Act.

(d) It is not under any obligation to any Third Party, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

(e) This Agreement is a legal, valid and binding obligation enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor’s rights generally.

Section 5.2 Survival of Representations, Warranties and Covenants. Except as set forth in Section 7.3(c), the representations, warranties and covenants contained in this Article V shall survive the execution and delivery of this Agreement by the Parties and shall expire on the Supply Termination Date.

Section 5.3 Additional Representations/Covenants. Each Party hereby agrees, represents and covenants it shall perform all of its respective obligations, responsibilities and duties under this Agreement in full compliance with all Applicable Law, and in no event shall either Party be required to conduct any activities or undertake any actions hereunder that are contrary to Applicable Law.

Section 5.4 Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that no rights are conveyed to PAR under this Agreement with respect to distributing, marketing, selling or promoting Product as non-prescription drugs in the over-the-counter market, or in the animal health market, and PAR further acknowledges and agrees that neither it nor any of its Affiliates shall engage in any marketing, promotion, advertisement, sale or distribution of Product as non-prescription drugs in the over-the-counter market, or in the animal health market.

Section 5.5 No Additional Rights.

(a) PAR hereby acknowledges and agrees that nothing in this Agreement shall grant to PAR (or its Affiliates) any rights to any new formulations, indications, dosages, forms of administration or other presentations of Product at any time derived or developed by or on behalf of GSK (or its Affiliates), or any other product, compound or molecule owned or controlled by GSK (or its Affiliates).

(b) Except as provided herein, PAR hereby acknowledges and agrees that no rights to make or have made Generic Injection Product or Generic [* * *] Product in the Territory, and no rights to import, make, have made, use, sell or offer for sale Generic Injection Product or Generic [* * *] Product in any other region of the world outside the Territory, are granted to PAR or its Affiliates in this Agreement.

(c) For the avoidance of doubt, the Parties agree that, subject to Section 4.2(a)(ii), GSK, and its Affiliates, retain and reserve all rights to make, have made, use, sell, import Product or otherwise exploit on its own or with any Third Party any and all GSK or its Affiliate’s intellectual property (including patents, patent applications, know-how, trade secrets, copyrights, trade dress, housemarks and trademarks) for any purpose or use in any region of the world, and PAR hereby agrees and acknowledges it has no rights, explicit or implicit, to use or otherwise exploit such GSK (and its Affiliates’) intellectual property for any purpose, except as is explicitly set forth in this Agreement or the Settlement Agreement.

(d) Nothing in this Agreement shall be deemed or implied to be, and the Parties disclaim all implied rights to, the grant by any of the Parties to the other Party of any right, title or interest in any product, intellectual property rights (including patents, patent applications, know-how, trade secrets, copyrights, trade dress, housemarks and trademarks), any formulation technology or know-how, manufacturing technology or know-how, operating procedures, marketing materials or strategies,

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

intangibles, material or proprietary rights of the other except as are expressly set forth in this Agreement. For purposes of clarity, nothing in this Paragraph shall curtail PAR’s right to promote, offer for sale, sell and distribute the GSK Supplied Product as otherwise permitted in this Agreement.

(e) For the avoidance of doubt, GSK shall have no responsibilities or obligations whatsoever with respect to any NDA or ANDA obtained or held by PAR or Spectrum (or any of their Affiliates) or any Third Party, or any product manufactured, marketed or sold pursuant thereto except as provided in Paragraph 8 of the Settlement Agreement. For the avoidance of doubt, nothing in this Agreement shall be deemed in any way whatsoever to be an explicit or implied license or other grant of rights to PAR (or its Affiliates) or any Third Party to use or exploit in any way whatsoever any of GSK’s (or its Affiliates’) owned or controlled intellectual property (including patents, patent applications, know-how, trade secrets, copyrights, trade dress, housemarks and trademarks) with respect to any Product, directly or indirectly, imported, supplied, manufactured, or sold by or on behalf of PAR (or its Affiliates) or any Third Party that is not GSK Supplied Product.

Section 5.6 Records. Each of the Parties (and their respective Affiliates) shall keep complete and accurate written records of all of its activities associated with or regarding this Agreement to the extent commercially reasonably possible. All such applicable records shall be maintained by the Parties (or their respective Affiliates), as applicable, for the period required by Applicable Law or a period of seven (7) years from the date of the record’s creation, whichever is longer.

Section 5.7 Regulatory Matters.

(a) GSK (or its Affiliate) shall obtain, maintain, or shall cause to be obtained or maintained, all regulatory and governmental permits, licenses, registrations, certifications, authorizations and approvals for the GSK Supplied Product that are necessary for GSK (or its Affiliate) to manufacture, sell, process, distribute, package and label the GSK Supplied Product to and for PAR and its Affiliates in accordance with the terms of this Agreement and Applicable Law. GSK warrants that it (or its Affiliate) has an FDA approved NDA(s) and Drug Master File(s) for the GSK Supplied Product, and that it (or its Affiliate) has appropriate registrations, approvals, facilities and the ability to manufacture, package and label the GSK Supplied Product in accordance with cGMPs and Applicable Law. In addition to fulfilling other regulatory requirements pursuant to Applicable Law, PAR shall obtain its own labeler code, drug listing and NDC for use in connection with the sale of GSK Supplied Product pursuant to the terms and conditions of this Agreement, and will promptly provide such information to GSK as needed for inclusion on the GSK Supplied Product Labeling pursuant to Section 4.2(e).

(b) GSK agrees, represents, and covenants that it shall, within five (5) Business Days after GSK’s receipt thereof, inform PAR and Spectrum of any adverse manufacturing notice to GSK (or its Affiliate) affecting the manufacture of GSK Supplied Product including an FDA Form 483 warning letter, a consent decree, or other regulatory action. During the Term of this Agreement, GSK (or its Affiliate) will be responsible for any required reporting of matters regarding the manufacture, integrity, and conformance to specifications of GSK Supplied Product for PAR to the FDA in accordance with Applicable Law; except for such reports that PAR is required to make under this Agreement or Applicable Law. GSK shall advise PAR within five (5) Business Days after GSK’s receipt thereof of any occurrences or information that arise out of GSK’s manufacturing activities that have or could reasonably be expected to have adverse regulatory compliance or reporting consequences concerning any of the GSK Supplied Product previously supplied to PAR.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

(c) GSK shall be responsible for handling and responding to any FDA or other governmental agency inspections with respect to the manufacturing, packaging, and labeling of the GSK Supplied Product supplied to PAR and its Affiliates during the Term. GSK shall provide prompt notice of any governmental agency inspection related to the GSK Supplied Product supplied to PAR, and shall use its reasonable efforts to within three (3) Business Days provide to PAR any information reasonably requested by PAR and all information requested by any governmental agency in connection with any such governmental inspection (subject to any confidentiality or privilege restrictions or obligations to which GSK is subject).

(d) GSK shall (subject to any confidentiality or privilege restrictions or obligations to which GSK is subject), as soon as is reasonably possible (but not later than five Business Days), notify PAR and Spectrum of (i) any pending or threatened litigation, governmental investigation, proceeding or action involving any GSK Supplied Product or GSK’s (or its Affiliate’s or its suppliers or subcontractors) manufacturing facilities for GSK Supplied Product of which GSK becomes aware which might reasonably adversely affect the supply of GSK Supplied Product to PAR and its Affiliates, and (ii) GSK shall use its reasonable efforts to notify PAR within twenty-four (24) hours (subject to any confidentiality or privilege restrictions or obligations to which GSK is subject) of any defective, adulterated or misbranded GSK Supplied Product or of any information which may suggest that any GSK Supplied Product is or may be defective, adulterated or misbranded, or fails to meet the specifications or to maintain the stability as indicated. For the avoidance of doubt, in the event a situation detailed in Section 5.7(b) were to suggest that any GSK Supplied Product is or may be defective, adulterated or misbranded, or fails to meet the specifications or to maintain the stability as indicated, GSK shall use its reasonable efforts to notify PAR within twenty-four (24) hours (subject to any confidentiality or privilege restrictions or obligations to which GSK is subject) of such situation.

Section 5.8 Business Operations.

(a) Product Complaints. Each Party (or its respective Affiliate) shall use its Commercially Reasonable Efforts to within two (2) Business Days after receipt, but not longer than five (5) Business Days after receipt, provide the other Party (or its respective Affiliate) with written notice via facsimile of all complaints it receives that relate to, or arise from, GSK Supplied Product, including those concerning manufacture, packaging, labeling, safety or efficacy of GSK Supplied Product. Notwithstanding the foregoing, each Party (or its respective Affiliate) shall use its Commercially Reasonable Efforts to within one (1) Business Day after receipt provide the other Party (or its respective Affiliate) with written notice via facsimile of all reports of complaints of tampering or contamination that relate to, or arise from, GSK Supplied Product. GSK (or its Affiliate) will investigate all complaints associated with the manufacture, packaging, labeling, safety or efficacy of GSK Supplied Product and provide a written summary to PAR (or its Affiliates). PAR (or its Affiliate) will investigate all other complaints associated with the GSK Supplied Product and will provide a written summary to GSK (or its Affiliate). The responsible Party (or its Affiliate) also will provide a written response on each complaint to each complainant with a copy to the other Party. The Parties (and their respective Affiliates) will reasonably cooperate with each other concerning the investigation of GSK Supplied Product complaints, including GSK’s (or its Affiliate’s) testing of GSK Supplied Product and review of documents, and will provide such information as reasonably requested by the other Party (or its respective Affiliate) in connection with such investigations; provided however, that neither Party (nor their respective Affiliates) shall have any obligation to provide its confidential business information to the other Party unless required by Applicable Law. The Parties (or their respective Affiliates) shall collaborate in developing procedures for providing information on GSK Supplied Product complaints and inquiries and such

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

procedures will be outlined in the Quality Agreement. Nothing in this Section 5.8(a) shall affect the Parties’ (and their respective Affiliates’) obligations with respect to pharmacovigilance reporting, as detailed in Section 4.4.

(b) Recalls, Withdrawals, Field Alerts and Other Field Corrections.

(i) PAR shall promptly provide to GSK any information obtained by it or its Affiliates suggesting that a recall, field alert, product withdrawal, or other field action relating to GSK Supplied Product (hereinafter “Product Action”) is or may be necessary (provided, PAR will use its Commercially Reasonable Efforts to provide GSK with such information within twenty-four (24) hours after receipt by PAR). Further, [***] shall cooperate with [***] in obtaining any additional information that may bear upon whether to initiate a Product Action. The final decision regarding whether to initiate a Product Action shall, however, rest with [***], after consultation with [***].

(ii) GSK shall provide PAR with prompt notice of any determination by GSK to initiate a Product Action, and PAR shall immediately comply with all reasonable applicable policies established by GSK from time to time and communicated to PAR in order to effectuate such Product Action (provided, GSK will use its Commercially Reasonable Efforts to provide PAR with such determination within twenty-four (24) hours after such determination is made). Further, PAR shall undertake whatever assistance may be reasonably requested by GSK to facilitate a Product Action, including but not limited to ensuring dissemination of information to its distributors and other customers and administering the retention, return and disposition of the applicable GSK Supplied Product inventory in the applicable Territory.

(iii) The reasonable costs of any Product Action (including the reasonable costs of notifying customers, the reasonable costs associated with [***] (and its Affiliates) customers, reasonable credits extended to [***] (and its Affiliates) customers as a result of the Product Action, and other reasonable costs incurred) shall be borne by [***]; provided, however, [***] shall be responsible for all such reasonable costs associated with a Product Action to the extent resulting from any [***] (or any of its Affiliate’s) failure to comply with Applicable Law, this Agreement or the Quality Agreement, or [***] (or any of its Affiliate’s) negligent or wrongful acts or failure to act which caused such Product Action, including [***] (or any of its Affiliate’s) negligent or wrongful handling (including transportation), storage or possession of [***].

Section 5.9 During the Term, the Parties shall notify each other as soon as practicable of any circumstances of which they are aware which arise whereby the integrity and reputation of GSK Supplied Product or of the Parties are threatened by the unlawful activity of any Third Party in relation to GSK Supplied Product which circumstances shall include, by way of illustration only, deliberate tampering with or contamination of GSK Supplied Product by any Third Party as a means of extorting payment from the Parties or another Third Party. In any such circumstances, the Parties shall, to a reasonable extent, cooperate fully to limit any loss to the Parties.

Section 5.10 EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS AND COVENANTS CONTAINED IN THIS AGREEMENT, NEITHER PAR NOR GSK MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS, ANY WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, WHETHER IN FACT OR IN LAW, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

ARTICLE VI - INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION

Section 6.1 Ownership of Pre-Existing Intellectual Property Rights. Any intellectual property rights (including patents, patent applications, know-how, trade secrets, copyrights, trade dress, housemarks and trademarks) owned by either Party and their respective Affiliates prior to the Execution Date shall remain solely owned by such Party (or their respective Affiliates, as applicable). Each of the Parties shall not during the Term, or at any time thereafter, represent or assert that it is the owner of any such intellectual property rights of the other Party (or their respective Affiliates), whether or not such rights are registered. For the avoidance of doubt, the Parties agree that each of the Parties shall have no rights to use any trademark, housemark, copyright, or trade dress, of the other, and PAR specifically has no right, directly or indirectly, to use the Imitrex® trademark for any purpose, except as Applicable Law may permit a Third Party to use the trademark of another Person without a license, such as fair use references to the mark. Except as otherwise explicitly provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name “GSK,” “PAR,” “Glaxo Group Limited,” “Wellcome Manufacturing PTE Limited,” “Penn Labs”, “Penn Labs Inc.” or “GlaxoSmithKline” or the name of any Affiliate of any Party. Without limiting the foregoing and as an example of use permitted by Applicable Law without a license, this Agreement does not prohibit PAR from stating in its Promotional Materials, in compliance with Applicable Law, that the GSK Supplied Product is the generic equivalent of the applicable Imitrex® injection branded product or that the GSK Supplied Product is manufactured by Penn Labs (a GlaxoSmithKline company) under the applicable NDA (and if PAR or its Affiliates use such a statement, PAR agrees to include the following trademark ownership legend on such materials: “Imitrex® is a registered trademark of the GlaxoSmithKline group of companies”).

Section 6.2 Confidential Information, Publicity and Publication. PAR and GSK each hereby recognize and acknowledge that the other Party’s Confidential Information constitutes valuable and confidential information. Subject to other express provisions of this Agreement, the Parties each agree that as of the Execution Date and during the Term, and for a period of [* * *] after the effective date of termination for any reason of this Agreement or the date of the expiration hereof:

(a) Except as may be explicitly permitted in this Agreement, the Parties shall not disclose, directly or indirectly, in any manner whatsoever to any Third Parties any Confidential Information received from the other Party (or its Affiliates, as applicable) (the “Disclosing Party”) without first obtaining the written consent of the Disclosing Party, and the other Party (“Recipient”) shall keep confidential, all of the Disclosing Party’s Confidential Information that is disclosed to Recipient. Recipient agrees to use the same level of care in safeguarding the Disclosing Party’s Confidential Information that Recipient uses with its own confidential information of a similar nature, but in no event less than reasonable care. Recipient shall restrict disclosure of the Disclosing Party’s Confidential Information solely to those of its (or its Affiliate’s) employees or representatives having a need to know such Confidential Information in order to accomplish the purposes of this Agreement. Each Party represents that its respective employees and representatives who receive the Confidential Information of the Disclosing Party are advised by such party of the confidentiality obligations of this Agreement and shall maintain such Confidential Information in accordance with the confidentiality obligations set forth in this Article VI.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

(b) Recipient shall not use the Disclosing Party’s Confidential Information in any manner whatsoever other than solely in connection with the exercise of its rights and the performance of its obligations under this Agreement.

(c) In the event Recipient is requested pursuant to, or required by, Applicable Law to disclose any of the Disclosing Party’s Confidential Information, it will notify the Disclosing Party promptly so that the Disclosing Party may seek a protective order or other appropriate remedy or, in the Disclosing Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. At the Disclosing Party’s expense, Recipient will co-operate in all reasonable respects, in connection with any reasonable actions to be taken for the foregoing purpose. In any event, Recipient may furnish such Confidential Information as requested or required pursuant to Applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided that the Recipient furnishes only that portion of the Confidential Information which Recipient is advised by its counsel is legally required, and Recipient exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Disclosing Party’s Confidential Information.

(d) Upon the date of the expiration or termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either: (i) promptly destroy all copies of the requesting Party’s Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the requesting Party’s expense, all copies of such Confidential Information in the possession of the other Party, provided, however, the other Party shall be permitted to retain one (1) copy of the requesting Party’s Confidential Information for the sole purpose of regulatory compliance. Additionally, both Parties shall immediately cease all use of the other Party’s Confidential Information including, without limitation, removing all references to such Confidential Information from its analyses, compilations, studies or other documents. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in this Section 6.2.

(e) Each Party represents and warrants to the other Party that it (or its respective Affiliates, as applicable) has, and shall have, all right, title, and ownership interest in and to its Confidential Information or it has, and shall have, the right to disclose its Confidential Information to the other Party. Each Party may seek to enforce all rights and legal remedies available under this Article VI or by law, including, without limitation, injunctive relief, specific performance and other equitable remedies in the event of a breach of the provisions of this Article VI by the other Party.

(f) Recipient shall cause its Affiliates to observe the terms of this Article VI hereof, and shall be responsible for any breach of its provisions by any of its Affiliates.

(g) Notwithstanding the provisions of this Article VI, the Parties agree that nothing contained in this Article VI shall prevent Recipient in any way whatsoever from disclosing any of the Disclosing Party’s Confidential Information, without obtaining Disclosing Party’s prior consent, to any Affiliate of Recipient or to any Third Party for the purposes of conducting their respective rights and obligations under this Agreement, provided such Third Party has undertaken an obligation of confidentiality similar to such obligations contained in Article VI herein with respect to the Disclosing Party’s Confidential Information.

Section 6.3 Publicity. The Parties shall keep this Agreement and its provisions confidential using at least the level of care they use for their own proprietary information. As of the Execution Date

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

and during the Term, no public announcement concerning the existence of, terms, or subject matter of this Agreement shall be made, either directly or indirectly, by any Party, without first obtaining the approval of the other Party and agreement upon the nature and text of such public announcement which such agreement and approval shall not be unreasonably withheld, except, in the opinion of legal counsel for the Party desiring to make such public announcement, as may be legally required by (i) the Applicable Law, including the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, (ii) the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or other similar laws of a governmental authority or agency, (iii) to respond to an inquiry of a governmental authority or agency, or (iv) as may be required in a judicial, administrative or arbitration proceeding, in all instances seeking appropriate confidential treatment of this Agreement and the subject matter thereof and the Parties shall agree on any redacted forms of the Agreement that are filed publicly, such agreement not to be unreasonably withheld or delayed. The Party desiring to make any such public announcement (including those which are legally required) shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, which shall be not less than five (5) days (or such shorter period as the Parties may agree upon in writing, or such shorter period applicable to those public announcements which are legally required)) prior to release of such proposed public announcement, and shall provide the other Party with a written copy thereof in order to allow such other Party to comment upon such public announcement. Each Party agrees that it shall co-operate fully with the other with respect to all disclosures regarding this Agreement to any governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either Party included in any such disclosure. The Parties hereby agree that the press release attached hereto as Schedule 6.3 is approved for PAR and Spectrum to disseminate on or after the Execution Date in coordination with GSK’s corporate communications department.

Section 6.4 Publication. As of the Execution Date and during the Term, PAR shall not submit for written, electronic or oral publication any document, manuscript, abstract or the like which includes any data regarding GSK Supplied Product other than submissions required by Applicable Law, subject to Section 6.2(c). Any PAR contributions shall be acknowledged in any GSK publication.

Section 6.5 Filing Requirements. As of the Execution Date:

(a) PAR and GSK each hereby represent, warrant and covenant, after consultation with its legal counsel, that the act of executing this Agreement does not trigger or otherwise instigate any reporting, filing or other disclosure obligation on such Party’s (or any of its Affiliate’s) behalf pursuant to Applicable Law (excluding any U.S. Securities and Exchange Commission or Nasdaq Stock Market reporting or disclosure obligations or requirements and filings under the Medicare Prescription Drug Improvement and Modernization Act of 2003); provided, however, notwithstanding Section 6.2(c), if the execution of this Agreement were to trigger or otherwise instigate a reporting, filing or other disclosure obligation on such Party’s (or any of its Affiliate’s) behalf pursuant to Applicable Law, such Party shall immediately notify the other Party of such obligation, and such Party further agrees not to make, file, or issue such report, filing or disclosure, directly or indirectly (except in connection with any U.S. Securities and Exchange Commission or Nasdaq Stock Market reporting or disclosure obligations or requirements and filings under the Medicare Prescription Drug Improvement and Modernization Act of 2003), until the Parties, in good faith, agree upon the content, media and timing of such report, filing or disclosure.

(b) Notwithstanding anything to the contrary in this Article VI, as set forth in Title XI of the Medicare Prescription Drug Improvement and Modernization Act (Subtitle B – Federal Trade

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Commission Review) signed into law on December 8, 2003, each of the Parties shall submit this Agreement, the Settlement Agreement and the Stipulation of Dismissal to the U.S. Federal Trade Commission (“Commission”) Bureau of Competition (“Bureau”) and the Assistant Attorney General within ten (10) business days of execution, and each Party shall present and (if necessary) discuss or respond to questions regarding this Agreement with the Bureau or the Assistant Attorney General, provided such Party requests the Bureau and the Assistant Attorney General treat this Agreement, as confidential to the extent legally permitted.

Section 6.6 Nothing in this Agreement shall be construed as preventing or in any way inhibiting either Party from complying with Applicable Law governing activities and obligations undertaken pursuant to this Agreement, in any manner which it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities confidential or other information received from the other Party, subject to Section 6.2(c).

ARTICLE VII - TERM AND TERMINATION

Section 7.1 Term. This Agreement shall become effective as of the Effective Date and, unless sooner terminated pursuant to Section 7.2 below, shall automatically expire as of the Supply Termination Date, with the period between the Effective Date and such expiration or termination date being referred to as the “Term”.

Section 7.2 Termination.

(a) Termination for Breach. Each Party shall be entitled to terminate this Agreement by written notice to the other Party in the event that the other Party shall be in material default or material breach of any of its obligations hereunder in any material respect, and shall fail to remedy any such default or breach within sixty (60) days after written notice thereof by the non-defaulting/non-breaching Party. If such default or breach is not corrected within the foregoing sixty (60) day period, the non-breaching Party shall have the right to terminate this Agreement by giving written notice to the Party in default, provided the notice of termination is given within six (6) months of the default and prior to correction of the default.

(b) Termination upon Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed with sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

(c) Notwithstanding anything to the contrary in this Section 7.2, concurrent with providing written notice to PAR of a default or breach or GSK’s intent to terminate this Agreement, GSK shall provide the same written notice to Spectrum. Upon receipt of such notice, Spectrum or its designee shall, after the passage of thirty (30) days, have the right, but not the obligation, to assume all of PAR’s rights and obligations hereunder, including the correction of any default or breach by PAR of its obligations hereunder, within the applicable cure period.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

(d) (i) If in the event after the first twelve (12) month period of the Supply Term the amount of the applicable Supply Price paid by PAR to GSK on the GSK Supplied Product reaches a level that is at or below GSK’s Cost of Goods, GSK shall notify PAR of such situation in writing and provide PAR with a revised Supply Price that covers GSK’s Cost of Goods (but is not in excess of [* * *] percent ([* * *]%) over GSK’s Cost of Goods. PAR shall then have the right, upon giving GSK two (2) months prior written notice (with such notice referencing this Section 7.2(d) as the reason for termination), to either terminate this Agreement or agree to remit to GSK such revised Supply Price.

(ii) Upon receipt of the written notice reference in subsection (i) above, PAR shall have the right, within thirty (30) days after receipt of such notice, to have an independent certified public accountant, satisfactory to GSK in GSK’s reasonable discretion, (the “COGS Auditor”) inspect GSK’s records relating to its Cost of Goods for the GSK Supplied Product for the four (4) months preceding such notice, for the sole purpose of determining the accuracy of GSK’s assertion that the Supply Price paid by PAR to GSK on such GSK Supplied Product has reached a level that is at or below GSK’s Cost of Goods for such GSK Supplied Product and that the increase in the new Supply Price reflects only the increase in GSK’s Cost of Goods (and is within the foregoing [* * *] percent ([* * *]%) limit). GSK shall permit the COGS Auditor to have confidential reasonable access during normal business hours to such records of GSK as may be reasonably necessary to verify such GSK statement. The COGS Auditor shall reach its conclusion as quickly as possible, but in no event more than a period of thirty (30) days, and notify the Parties of its conclusion in writing. In the event the COGS Auditor concludes that GSK’s statement was accurate, PAR shall either terminate this Agreement or agree to remit to GSK such revised Supply Price pursuant to Subsection (i) above. In the event the COGS Auditor determines GSK’s statement was inaccurate, GSK shall not be entitled to such increased Supply Price and the previous Supply Price shall remain applicable. The reasonable fees and expenses charged by the COGS Auditor shall be paid by PAR unless the COGS Auditor determines GSK’s statement was inaccurate, in which event such reasonable fees and expenses shall be paid by GSK. In no event shall GSK be obligated to reveal its Cost of Goods figures to PAR and such figures shall remain GSK Confidential Information, and the COGS Auditor shall report, in confidence, to PAR only its conclusions as to whether such GSK statement and revised Supply Price was accurate or inaccurate. GSK shall use its commercially reasonable efforts to keep the Cost of Goods below the Supply Price.

(e) This Agreement may be terminated at any time pursuant to the mutual written consent of GSK, PAR and Spectrum.

(f) This Agreement may be terminated and become null and void as of the Execution Date pursuant to the provisions of the Settlement Agreement.

Section 7.3 Effect of Termination.

(a) Upon termination or expiration of this Agreement, each Party shall have the right to retain any sums already due and paid by the other Party hereunder, and each Party shall immediately pay to the other Party all sums accrued hereunder which are then due, including any and all Net Sales Split, Supply Price [***].

(b) Notwithstanding anything to the contrary in this Section 7.3 or any other Section of this Agreement, termination or expiration of this Agreement in accordance with the provisions hereof and, the operation of any provisions of this Section 7.3, shall not in any way limit the Parties’ remedies that may be otherwise available to them in law or equity.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

(c) Termination or expiration of this Agreement in its entirety shall terminate all outstanding obligations and liabilities between the Parties arising from this Agreement except those described in:

(i) Section 3.1, 3.2(b);

(ii) Section 3.8 (with respect to the records retention obligation for the period set forth in Section 5.6);

(iii) Section 3.9 (for the [* * *] ([* * *]) year post-termination/expiration period set forth therein);

(iv) Section 5.6 (for the applicable record retention period set forth therein);

(v) Article VI (for the [* * *] ([* * *]) year post-termination/expiration period set forth therein);

(vi) Sections 4.2(a)(iii) and (b), 5.8(b), 5.9, 7.3, 8.1 through 8.3, Article IX, and Article X; and

(vii) Section 8.4 (for the [* * *] ([* * *]) year post-termination/expiration period set forth therein)

as well as those under any other provisions which by their nature are intended to survive any such termination or expiration, shall survive and continue to be enforceable.

(d) In the event GSK terminates this Agreement pursuant to Section 7.2(a) due to a PAR breach PAR shall reimburse GSK for all reasonable costs associated with any obsolete inventory and other materials bearing PAR’s trademarks or artwork (GSK Supplied Product, Labels, packaging, tooling, etc.) resulting from the termination of this Agreement, provided GSK uses its reasonable efforts to mitigate the costs associated with such obsolete materials.

(e) In the event PAR terminates this Agreement pursuant to Section 7.2(a) due to a material GSK breach or a material GSK default, [* * *].

ARTICLE VIII - INDEMNIFICATION, INSURANCE AND DISPUTE RESOLUTION

Section 8.1. Indemnification.

(a) GSK Indemnification Obligations. GSK shall indemnify, defend and hold PAR, its Affiliates, and its and their officers, directors, trustees, agents and employees (individually and/or collectively referred to herein as an “PAR Party”) harmless from and against any and all losses, liabilities, damages (inclusive of indirect or incidental (but excluding special, consequential or punitive) losses or

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

damages), fees (but only reasonable attorneys fees and expenses and costs of litigation pertaining to such PAR Claim), and expenses paid or payable by PAR or a PAR Party to a Third Party (collectively, “PAR Losses”) to the extent that such PAR Losses result from or arise in connection with a claim, suit or other proceeding made or brought by a Third Party against PAR or a PAR Party (a “PAR Claim”) based on, resulting from, or arising in connection with:

(i) the breach of any obligation (including the failure by GSK to supply the GSK Supplied Product pursuant to the terms of this Agreement), covenant, agreement, representation or warranty of GSK or a GSK Party contained in this Agreement;

(ii) any violation of Applicable Law by GSK, or a GSK Party, in connection with the performance of GSK’s or its Affiliates’ obligations under this Agreement; or

(iii) [***]

provided, however, that GSK shall not be obligated to indemnify, defend or hold harmless PAR or a PAR Party under this Section from any PAR Claim or for any PAR Losses incurred by PAR or a PAR Party to the extent arising out of or attributable to (A) a breach by PAR, or any PAR Party of any obligation, covenant, agreement, representation or warranty of PAR, or any PAR Party contained in this Agreement, or (B) any act or omission by PAR or a PAR Party, which constitutes negligence, recklessness, gross negligence, or willful misconduct on the party of PAR or a PAR Party or (C) [***] to the extent PAR is responsible for indemnifying, defending and holding GSK and GSK Parties harmless for such [***] as set forth in Section 8.1(b).

(b) PAR Indemnification Obligations. PAR shall indemnify, defend and hold GSK and their respective Affiliates, and its and their employees, agents, officers, and directors (individually and/or collectively referred to hereinafter as a “GSK Party”) harmless from and against any and all losses, liabilities, damages (inclusive of indirect or incidental (but excluding special, consequential or punitive) losses or damages), fees (but only reasonable attorneys fees and expenses and costs of litigation pertaining to such GSK Claim), and expenses paid or payable by GSK or a GSK Party to a Third Party (collectively, “GSK Losses”) to the extent that such GSK Losses result from or arise in connection with a claim, suit or other proceeding made or brought by a Third Party against GSK or a GSK Party (a “GSK Claim”) based on, resulting from, or arising in connection with:

(i) the breach of any obligation, covenant, agreement, representation or warranty of PAR, or a PAR Party contained in this Agreement;

(ii) any act or omission by PAR, or a PAR Party which renders a GSK Supplied Product defective or unreasonably dangerous, creates or contributes to a [***], or constitutes recklessness, gross negligence, or willful misconduct on the part of PAR or a PAR Party, or results from any PAR or PAR Party’s failure to meet GSK’s applicable product handling, shipping, or storage specifications that have been provided by GSK to PAR in writing reasonably in advance of the effectiveness thereof;

(iii) any violation of Applicable Law by PAR or a PAR Party in connection with the performance of PAR’s or its Affiliates’ obligations under this Agreement (including any distribution, marketing, promotion, detailing, and sale of GSK Supplied Product by PAR in violation of Applicable Law);

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

(iv) [***]

provided, however, that PAR shall not be obligated to indemnify, defend or hold harmless GSK or a GSK Party from any GSK Claim or for any GSK Loss incurred by GSK or a GSK Party to the extent arising out of, or attributable to, (A) a breach by GSK or any GSK Party of any obligation, covenant, agreement, representation or warranty of GSK or a GSK Party contained in this Agreement; or (B) any act or omission by GSK, or a GSK Party, which constitutes negligence, recklessness, gross negligence, or willful misconduct on the part of GSK, or a GSK Party, or (C) [***] to the extent GSK is responsible for indemnifying, defending and holding PAR and PAR Parties harmless for such [***] as set forth in Section 8.1(a).

(c) Indemnification Procedures.

(i) Each indemnified Party shall notify the indemnifying Party in writing (and in reasonable detail) of the Claim within ten (10) business days after receipt by such indemnified Party of notice of the GSK Claim or PAR Claim, as the case may be, or otherwise becoming aware of the existence or threatened existence thereof (such GSK Claim or PAR Claim being referred to as a “Claim”). Failure to give such notice shall not constitute a defense, in whole or in part, to any claim by an indemnified Party hereunder except to the extent the rights of the indemnifying Party are materially prejudiced by such failure to give notice. The Indemnifying Party shall notify the indemnified Party of its intentions as to defense of the Claim or potential Claim in writing within ten (10) Business Days after receipt of notice of the Claim. If the indemnifying Party assumes the defense of a Claim against an indemnified Party, an indemnifying Party shall have no obligation or liability under this Article VIII as to any Claim for which settlement or compromise of such Claim or an offer of settlement or compromise of such Claim is made by an indemnified Party without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld.

(ii) The indemnifying Party shall assume exclusive control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such Claim (so long as it has confirmed its indemnification obligation responsibility to such indemnified Party under this Section 8.1(c) with respect to a given Claim); provided, however, that the indemnifying Party may not settle such Claim in any manner that would require payment by the indemnified Party, or would materially adversely affect the rights granted to the indemnified Party hereunder, or would materially conflict with the terms of this Agreement, or adversely affect the Products in or outside the Territory, without first obtaining the indemnified Party’s prior written consent, which consent shall not be unreasonably withheld.

(iii) The indemnified Party shall reasonably cooperate with the indemnifying Party in its defense of the Claim (including, without limitation, making documents and records available for review and copying and making persons within its control available for pertinent testimony in accordance with the confidentiality provisions of Article VI, and neither Party shall be required to divulge privileged material to the other) at the indemnifying Party’s expense. If the indemnifying Party assumes defense of the Claim, an indemnified Party may participate in, but not control, the defense of such Claim

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

using attorneys of its choice and at its sole cost and expense, with such cost and expense not being covered by the indemnifying Party. If an indemnifying Party does not agree to assume the defense of the Claim asserted against the indemnified Party (or does not give notice that it is assuming such defense), or if the indemnifying Party assumes the defense of the Claim in accordance with Section 8.1(c) yet fails to defend or take other reasonable, timely action, in response to such Claim asserted against the indemnified Party, the indemnified Party shall have the right to defend or take other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such Claim; provided, however, that no Party shall have the right to settle a Claim in a manner that would adversely affect the rights granted to the other Party hereunder, or would materially conflict with this Agreement, or would require a payment by the Party, or adversely affect the Products in or outside the Territory, without the prior written consent of the Party entitled to control the defense of such Claim.

Section 8.2 Dispute Resolution.

(a) Negotiation. Except as set forth in Section 4.2(h) with respect to a disagreement regarding the rejection of GSK Supplied Product or as to a dispute arising out of the provisions of Section 4.2(a)(iii), if a dispute or controversy regarding any right or obligation under this Agreement arises between the Parties, the Parties will seek to resolve such dispute or controversy or failure to agree by good faith negotiation between senior management representatives of the Parties, to be commenced promptly after such dispute or controversy or failure to agree arises. If such dispute or controversy or failure to agree is not resolved by such negotiation within thirty (30) days after written notice by one Party to the other, each Party shall be free to pursue any other course of action available to such Party.

(b) With the exception of disputes arising out of the provisions of Section 4.2(a)(iii), the provisions of this Section 8.2 shall not restrict either Party’s rights to seek preliminary injunctive or other equitable relief from any court having jurisdiction, or to take action as such Party deems necessary to preserve its rights and to protect its interests.

(c) With respect solely to disputes arising out of the provisions of Section 4.2(a)(iii), such disputes will be settled through binding arbitration, if initiated by one of the Parties. The place of the arbitration shall be New York, NY, U.S.A. (unless the Parties agree otherwise) and the arbitration shall be in the English language and conducted in accordance with the American Arbitration Association (“AAA Rules”) on a expedited basis. The arbitration will be heard and determined by one (1) arbitrator, who will be jointly selected by GSK and PAR. If, within thirty (30) days following the date upon which a claim is received by the respondent, the Parties cannot agree on a single arbitrator, the arbitration will be heard and determined by three (3) arbitrators, with one arbitrator being appointed by each Party and the third arbitrator being selected by the two Party-appointed arbitrators. If either Party fails to select an arbitrator, or if the Party-appointed arbitrators cannot agree on a third arbitrator within sixty (60) days of the respondent receiving the claim, such arbitrator will be appointed by the AAA according to the AAA Rules. The arbitration award so given will be binding upon the Parties, accompanied by a reasoned opinion in writing (in English), and the judgment on the award may be entered in any court having jurisdiction thereof. Each Party will bear its own costs and expenses (including its attorney’s fees) associated with any arbitration initiated under this section, and each Party will bear an equal share of the arbitrators’ and administrative fees associated with any arbitration initiated under this section.

Section 8.3. EXCEPT [***], IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, A PRODUCT CLAIM, OR OTHERWISE ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 8.4. Insurance.

(a) For the Term, and for a period of [***] after the expiration of this Agreement or the earlier termination thereof, PAR shall maintain at its sole cost and expense, product liability and other insurance for itself in amounts, respectively, which are reasonable and customary in the United States pharmaceutical industry for companies of comparable size and activities at the respective place of business of PAR, provided in no event shall the product liability insurance amounts be less than [* * *] U.S. Dollars (U.S. $[* * *]) per occurrence (or claim) and [* * *] U.S. Dollars (U.S. $[* * *]) in the aggregate limit of liability per year. Such insurance shall insure against all liability, including personal injury, product liability, physical injury, clinical development liabilities, or property damage arising out of the development, manufacture (including packaging and labeling), sale, distribution, or marketing of GSK Supplied Products. PAR shall provide written proof of the existence of such insurance to GSK upon request.

(b) GSK hereby represents that it is self-insured for product liability and general liability, and that it has and will maintain such coverage for the Term and for a period of [***] years after the expiration of this Agreement or the earlier termination thereof. Such self-insurance is in an amount which is reasonable and customary in the United States pharmaceutical industry for companies of comparable size and activities at the respective place of business of GSK. GSK shall provide a written statement of the existence of such insurance to PAR upon request.

ARTICLE IX MISCELLANEOUS

Section 9.1 Assignment. Upon thirty (30) days advance written notice provided jointly by PAR and Spectrum to GSK, the rights and obligations of PAR under this Agreement with respect to the GSK Supplied Products that are subject to such written notice shall be assigned to Spectrum or to such other Third Party designated by Spectrum; provided that Spectrum or such other Third Party agrees to be responsible for the full and complete performance of all of PAR’s obligations under the terms and conditions of this Agreement. In the event of such a foregoing assignment of this Agreement to Spectrum or a Third Party, [***]. Except as set forth in this Section 10.1, this Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, however, that each Party shall have the right to assign its rights and obligations under this Agreement to any Third Party successor pursuant to a merger, consolidation, or sale of all or substantially all of (i) its entire business or (ii) its pharmaceutical business; or (iii) the assets associated with this Agreement; or (iv) the manufacturing facility in which the GSK Supplied Product is manufactured. In addition, each Party may assign, to any of its Affiliates, its rights and obligations of such Party under this Agreement, provided that such Affiliate is fully capable of fulfilling the assigned rights and obligations. In no event shall such assignment to an Affiliate (or pursuant to clauses (i) through (iv) above) be deemed to relieve the assigning Party of its liabilities or

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obligations to the other Party under this Agreement, and the assigning Party expressly acknowledges and agrees that it shall remain fully and unconditionally obligated and responsible for the full and complete performance of all of its obligations under the terms and conditions of this Agreement. The limited rights of assignment permitted in this Section 9.1, shall in no way limit GSK’s right to terminate this Agreement pursuant to Section 7.2(d).

Section 9.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.3 Force Majeure. [***], neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, terrorism, fire, explosion, flood, strike, lockout, embargo, shortage of materials or utilities, vendor failure to supply, act of God, or any other cause beyond the control and without the fault or negligence of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance. Such excuse shall continue as long as the condition preventing the performance continues. Upon cessation of such condition, the affected Party shall promptly resume performance hereunder. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition, the nature thereof, and the extent to which the affected Party will be unable to perform its obligations hereunder. Each Party further agrees to use all reasonable efforts to correct the condition as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform its obligations.

Section 9.4 Further Assurances. Each Party hereto agrees to execute, acknowledge and deliver such further instruments and do all such further acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

Section 9.5 Modification. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties by their respective officers thereunto duly authorized.

Section 9.6 Independent Contractors. The Parties are independent contractors and this Agreement shall not constitute or give rise to an employer-employee, agency, partnership or joint venture relationship among the Parties and each Party’s performance hereunder is that of a separate, independent entity.

Section 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States without regard to its conflicts of laws principles.

Section 9.8 Language. This Agreement, and any amendments or modifications thereto, shall be executed in the English language. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in determination of the intent of either of the Parties hereto.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Section 9.9 Article Headings. The Article headings are placed herein merely as a matter of convenience and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Section 9.10 Notices. Notices required or permitted under this Agreement shall be in writing and sent by prepaid registered or certified air mail or by overnight express mail (e.g., FedEx), or by telefacsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx), (failure of such confirmation shall not affect the validity of such notice by telefacsimile to the extent the receipt of such notice is confirmed by the act of the receiving Party (e.g., a telefacsimile of the receiving Party submitting its receipt of such notice)) and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties:

If to PAR:

PAR Pharmaceutical Companies, Inc.

300 Tice Boulevard, 3rd Floor

Woodcliff Lake, NJ 07677

Attention: General Counsel

Facsimile: (201) 802-4223

If to GSK:

SmithKline Beecham Corporation (d/b/a GlaxoSmithKline)

One Franklin Plaza (Mail Code FP 2230)

P.O. Box 7929

Philadelphia, Pennsylvania 19101, United States

Attention: [***]

Fax: [***]

and:

SmithKline Beecham Corporation (d/b/a GlaxoSmithKline)

One Franklin Plaza (Mail Code FP 2230)

P.O. Box 7929

Philadelphia, Pennsylvania 19101, United States

Attention: [***]

[***]

Facsimile: [***]

Section 9.11 Third Parties. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, except for Spectrum, which shall be a third party beneficiary to this Agreement.

Section 9.12 Waiver. The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

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Section 9.13 Severability. If any part of this Agreement is declared invalid by any legally governing authority having jurisdiction over either Party, then such declaration shall not affect the remainder of the Agreement and the Parties shall revise the invalidated part in a manner that will render such provision valid without impairing the Parties’ original intent.

Section 9.14 Entire Agreement. This Agreement, including the Settlement Agreement and the ancillary agreements referenced herein, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all previous writings and understandings.

Section 9.15 International Sale of Goods Act. The Parties acknowledge and agree that the International Sale of Goods Act and the United Nations Convention on Contracts for the International Sale of Goods have no application to this Agreement.

[signatures appear on the following page]

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

IN WITNESS WHEREOF, the Parties hereto have caused this Supply and Distribution Agreement to be executed as of the Execution Date by their duly authorized representatives.

GLAXO WELLCOME MANUFACTURING PTE LIMITED

By:	/s/ Lai-Kuen Goh

Title:	Finance Director

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

GLAXO GROUP LIMITED

By:	/s/ Charles Dadswell

Title:	Vice President

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

PAR PHARMACEUTICAL, INC.

By:	/s/ Paul Campanelli

Title:	SVP, Business Development & Licensing

(on behalf of Patrick G. LePore, President and Chief Executive Officer )

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Acknowledged and Agreed:

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Rajesh C. Shrotriya, M.D.

Title:	Chairman, CEO and President

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SCHEDULE 3.4(a)

GSK Supplied Product Supply Price

GSK Supplied Products:

Product	USD per Unit
[* * *]	[* * *]

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SCHEDULE 3.4(c)

Form of Trading Services Agreement

[DATE]

RE: Agreement dated [XXX] between Glaxo Group Limited and Glaxo Wellcome Manufacturing PTE Limited and [PAR Entity] for the supply of Generic Injection Products and Generic [* * *] Products in the Territory (“the Principal Contract”).

Reference is made to the Principal Contract. Words and expressions defined or interpreted in the Principal Contract shall have the same meanings when used or interpreted in this Agreement. This Agreement records the terms on which GlaxoSmithKline Trading Services Limited as Affiliate and Nominated Supplier shall sell forms of generic Sumatriptan injection products (defined in the Principal Contract as “GSK Supplied Product”) to [PAR Pharmaceutical, Inc.] (“PAR”)

1.	The terms of the sale of the GSK Supplied Product to PAR are as follows:

•	Supply Prices and Net Sales Split – as set out in the Schedule A attached;

•	[***] (Incoterms 2000); and

•	Payment within forty-five (45) days after date of invoice, as per the Principal Contract in USD by electronic transfer to the following Bank Account:

2.	The terms and conditions of the Principal Contract shall in all other respects govern the relationship between GlaxoSmithKline Trading Services Limited and PAR, so far as applicable to the sale and purchase of the GSK Supplied Products under this Agreement.

3.	Any Agreements previously entered into between GlaxoSmithKline Trading Services Limited and PAR, with respect to the supply of the GSK Supplied Products by GlaxoSmithKline Trading Services Limited to PAR, are superseded and replaced by this Agreement.

4.	This Agreement shall terminate automatically in the event that the Principal Contract terminates for any reason. Any amounts due to GlaxoSmithKline Trading Services Limited prior to any such termination shall continue to be payable to GlaxoSmithKline Trading Services Limited not withstanding any such termination.

5.	This Agreement shall be governed by and construed in accordance with the laws in effect in the State of New York, without regard to its conflicts of laws principles.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

For and on behalf of	For and on behalf of

GLAXOSMITHKLINE TRADING SERVICES LTD	PAR PHARMACEUTICAL, INC.

Signature	Signature

Name	Name

Position	Position

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

SCHEDULE 4.2(b)

Form of Quality Agreement

Sent to PAR on November 9, 2006

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SCHEDULE 4.2(b)(iii)

GSK Supplied Product and Its Specifications

In the event GSK were to revise the formulation or specifications for its branded Imitrex® [* * *] product in the Territory, GSK may, at its discretion, switch the formulation or specifications of GSK Supplied Product to match that of the revised branded Imitrex® [* * *] formulation or specifications, provided GSK shall ensure that such switch shall not disrupt the supply of GSK Supplied Product to PAR. Any change to specifications will be managed according to the Quality Agreement and such specifications will be maintained accordingly in that document.

Specification for Sumatriptan Succinate Injection [* * *] ([* * *]and [* * *])

Test	Specification
[* * *]	[* * *]

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

SCHEDULE 4.2(c)

GSK Supplied Product and Initial PAR Estimate

I. GSK Supplied Product (aside from the Initial Quantity) shall be delivered to PAR (per Section 4.2(c)) with the following minimum remaining shelf life:

(a) For the Generic Injection Product, [* * *]; and

(b) For the Generic [* * *] Product, [* * *]; and

(c) The foregoing shall not be applicable to any GSK Supplied Product held for quality assurance purposes.

II. All GSK Supplied Product must be ordered in full batch increments, either individually in full increments of minimum quantity order or concurrently at the minimum and incremental order quantities to consume the full batch quantity (as set forth on Schedule 4.2(d)).

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

III. [* * *]

[* * *]

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

[* * *]

[* * *]

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SCHEDULE 4.2(d)

Initial Quantity

Delivery Timing:

The Initial Quantity of GSK Supplied Product shall be delivered to PAR pursuant to Section 4.2(d).

Initial Quantity:

[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

All GSK Supplied Product must be ordered in full batch increments, either individually in full increments of minimum order quantity or concurrently at the incremental order quantities to consume a full batch.

*[* * *] presentations must be ordered in full batch increments, either individually in full increments of minimum order quantity or concurrently at the incremental order quantities to consume a full batch.

**[* * *] presentations must be ordered in full batch increments, either individually in full increments of minimum order quantity or concurrently at the incremental order quantities to consume a full batch.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

SCHEDULE 4.4

Form of Pharmacovigilance Agreement

PHARMACOVIGILANCE AGREEMENT

Between

Glaxo Wellcome Manufacturing PTE Limited]

and

[PAR Pharmaceutical, Inc.]

for Generic Injection Product and Generic [* * *] Product

Effective date of this agreement: [INSERT DATE]

1.	Background

Glaxo Wellcome Manufacturing PTE Limited (collectively hereinafter “GSK”) and PAR Pharmaceutical, Inc. (hereinafter “PAR”) entered into a Supply and Distribution Agreement, regarding Generic Injection Product and the Generic [* * *] Product (hereinafter “Product”) dated as of [insert date] (hereinafter the “Main Agreement”). Hereinafter GSK and PAR may be referred to as the “Party” in the singular and “Parties” in the plural.

This Pharmacovigilance Agreement (the “Agreement”) has been prepared in accordance with Section 4.4 of the Main Agreement.

This Agreement describes the procedures, time frames and responsibilities that the Pharmacovigilance Departments of all Parties will employ to assure compliance with the applicable laws and regulations pertaining to safety reporting and its related activities.

Title 21 of the Code of Federal Regulations will be adhered to in relation to any applicable U.S. reporting requirements.

•	21 CFR § 314.80 (Post-marketing Reporting of Adverse Drug Experiences)

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2.	Definitions

Adverse Event (AE)

Any untoward medical occurrence in a patient or clinical investigation subject, temporally associated with the use of a medicinal product, whether or not considered related to the medicinal product.

An AE can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease (new or exacerbated) temporally associated with the use of a medicinal product. For marketed medicinal products, this also includes failure to produce expected benefits (i.e. lack of efficacy), abuse or misuse.

Pregnancy

Pregnancy is not regarded as an AE per se. Reports of pregnancy involving an AE will be handled as AE reports. Reports of pregnancy that involve no AE will be handled as pregnancy reports and exchanged as specified in this agreement.

“Product(s)”

Product shall mean the Generic Injection Product and the Generic [* * *] Product for human use supplied to PAR (and its Affiliates) by GSK (and its Affiliates) pursuant to the provisions of this Agreement as further detailed in the specifications set forth in Schedule 4.2(b)(iii) to the Main Agreement for use in humans

"Territory"

Territory shall mean the United States of America (including the Commonwealth of Puerto Rico) its possessions and territories and U.S. military and/or government installations that are under the purview of the FDA.

3.	Responsibilities

PAR will notify GSK (with such notice made to the appropriate contact listed in Attachment 1) of all information (initial or follow-up) coming into its possession concerning AE or pregnancy reports associated with commercial or clinical uses, studies, investigations or tests with Product, in the Territory, whether or not determined to be attributable to Product. PAR will transmit such AE and pregnancy reports to GSK so that they are received by GSK within one (1) business day after receipt by PAR.

PAR will inform those who report AEs or pregnancies that the information provided to PAR will be forwarded to the manufacturer for appropriate follow-up.

GSK will be responsible for submitting AE and pregnancy reports regarding Product to the applicable authorities or agencies.

PAR will train their staff who will be managing reports regarding Product to ensure they have basic knowledge of AE and pregnancy reports and AE-related procedures.

4.	Means of Notification

The preferable method of notification to GSK is via encrypted e-mail (with pdf attachments if necessary) using receipt acknowledgement. Alternatively, notification to GSK may be via fax transmission.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Date of first receipt by PAR of any AE or pregnancy report must be recorded on each report sent. This includes initial and all follow-up receipt dates.

5.	Termination of the Pharmacovigilance Agreement

If the Product subject to this Agreement is subsequently divested or discontinued, or the overall Main Agreement between GSK and PAR is terminated, this Agreement will be terminated promptly. Assignability of this Agreement is to the same extent as the Main Agreement.

6.	Signed

[insert GSK signatory/title]	[insert PAR signatory/title]
[insert GSK dept.]	[insert PAR dept.]
[insert GSK address]	[insert PAR address]

Signed	Signed

Date	Date

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Attachment 1: Contacts

For GlaxoSmithKline

Receiving AE and pregnancy reports	[***]	[***] Global Clinical Safety and Pharmacovigilance GlaxoSmithKline R&D Five Moore Drive P.O. Box 13398 Research Triangle Park, NC 27709-3398

For PAR

Enquiries regarding AE and pregnancy reports	Name	Address and tel/fax numbers: E-mail address

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

SCHEDULE 6.3

Press Release

[PAR to provide draft for GSK review]